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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

EQUITY COMMONWEALTH
(Name of Registrant as Specified In Its Charter)
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EQUITY COMMONWEALTH
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606

April 21, 2017

Dear Shareholder:

              You are cordially invited to the 2017 Annual Meeting of Shareholders of Equity Commonwealth to be held on Tuesday, June 20, 2017, at 1:00 p.m., Central Time, at Two North Riverside Plaza, Chicago, Illinois 60606.

              At the Annual Meeting, you will be asked to (i) elect 11 trustees to the Board of Trustees, (ii) approve, on a non-binding advisory basis, the compensation of our named executive officers, (iii) select, on a non-binding advisory basis, the frequency with which the advisory vote on executive compensation should be held, (iv) ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017, and (v) transact such other business as may properly come before the Annual Meeting. The accompanying Notice of the Annual Meeting describes these matters.

              We have elected to provide access to our proxy materials on the Internet under the U.S. Securities and Exchange Commission's "notice and access" rules, instead of mailing printed copies of those materials to each stockholder. Our proxy materials are available at www.proxyvote.com. We have sent to our stockholders a Notice of Internet Availability of Proxy Materials that provides instructions on how to access our proxy materials on the Internet. Please read the enclosed information carefully before submitting your proxy.

              The Board of Trustees appreciates and encourages your participation in the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by following the instructions contained in our proxy materials. If you do attend the Annual Meeting, you may withdraw your proxy and vote in person.

Sincerely,

Sam Zell Chairman of the Board of Trustees

EQUITY COMMONWEALTH
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS
To be Held on June 20, 2017

To the Shareholders of Equity Commonwealth:

              NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders, and any adjournments or postponements thereof (the "Annual Meeting"), of Equity Commonwealth, a Maryland real estate investment trust (the "Company"), will be held on June 20, 2017, at 1:00 p.m., Central Time, at Two North Riverside Plaza, Chicago, Illinois 60606 for the following purposes:

  1.
  to elect 11 trustees to the Board of Trustees (the "Board");

  2.
  to approve, on a non-binding advisory basis, the compensation of our named executive officers;

  3.
  to select, on a non-binding advisory basis, the frequency with which the advisory vote on executive compensation should be held;

  4.
  to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017; and

  5.
  to transact such other business as may properly come before the Annual Meeting.

              We know of no other matters to come before the Annual Meeting. Only holders of record of common shares at the close of business on April 12, 2017 are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof.

              Regardless of the number of shares you hold, as a shareholder your role is very important, and the Board strongly encourages you to exercise your right to vote. Pursuant to the U.S. Securities and Exchange Commission's "notice and access" rules, our Proxy Statement, proxy card and 2016 Annual Report to Shareholders are available online at www.proxyvote.com.

              We encourage you to contact the firm assisting us in the solicitation of proxies, D.F. King & Co., Inc. ("D.F. King"), if you have any questions or need assistance in voting your shares. Banks and brokers may call D.F. King collect at (212) 269-5550. Shareholders may call D.F. King toll-free at (866) 751-6317.

By Order of the Board of Trustees,

Orrin S. Shifrin Executive Vice President, General Counsel and Secretary

April 21, 2017
Chicago, Illinois 60606

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE AT YOUR EARLIEST CONVENIENCE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

i

ii

EQUITY COMMONWEALTH
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606

PROXY STATEMENT

              This Proxy Statement and related proxy materials are being made available to shareholders of Equity Commonwealth ("Equity Commonwealth" or the "Company") on or about April 21, 2017 in connection with the solicitation by our Board of Trustees (the "Board") of proxies to be voted at the Company's 2017 Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 20, 2017 at 1:00 pm, Central Time, at Two North Riverside Plaza, Chicago, Illinois 60606.

PROXY STATEMENT SUMMARY

              This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

Overview

              2016 was another year of significant accomplishment for our Company. We continued to create value and reduce risk by making significant progress on our business strategy. We utilized sale proceeds from our dispositions of 30 properties in 19 separate transactions at an aggregate sale price of $1.26 billion to repay approximately $832.0 million of debt and preferred shares while increasing our cash balance to $2.1 billion. We made meaningful progress reshaping our portfolio, strengthening our balance sheet, improving leasing and operations, and fostering a cohesive culture to serve as the foundation for long-term value creation for our shareholders.

Business Strategy

              In 2014, our shareholders removed and replaced the then-existing board of trustees with our Board. After our Board was elected, we terminated Reit Management & Research LLC, our former external advisor, and brought on all new executive officers and new employees while transitioning from external to internal management. We undertook a comprehensive review of our portfolio and our operations and developed a strategy that focused on disposing of a significant portion of our assets in an effort to reshape our portfolio. In 2014, we sold 14 properties with a combined 2.8 million square feet for an aggregate gross sales price of $215.9 million as well as our entire stake of common shares of Select Income REIT and its consolidated subsidiaries (NASDAQ: SIR) for $704.8 million. Since that time, through December 31, 2016, we have disposed of 121 properties and one land parcel with a combined 26.9 million square feet for an aggregate gross sales price of $3.3 billion. As a result of these dispositions, we have concentrated our portfolio, exiting 90 cities, 16 states and Australia.

              Overall, as shown below, since implementing our disposition strategy in January 2015, the quality of our portfolio has increased significantly, with 69% of annualized rental revenue earned from assets in our five largest markets at year-end 2016, up from 43% of annualized rental revenue at year-end 2014:

Completed $4.2 billion of dispositions since taking ownership responsibility in 2014

Proposal/Voting Overview

Proposal	Board Vote Recommendation	Page # for Additional Information

Election of 11 Trustees	FOR each nominee	10
Advisory vote on executive compensation	FOR	17
Advisory vote on the frequency of the advisory vote on executive compensation	ONE YEAR	18
Ratification of the appointment of independent registered public accounting firm	FOR	19

Annual Meeting Information

Date & Time:	June 20, 2017 at 1:00 p.m. Central Time
Place:	Two North Riverside Plaza, Chicago, Illinois 60606
Record Date:	April 12, 2017

1 Year-End 2016 Portfolio excludes two land parcels.

2 Annualized Rental Revenue is a non-GAAP measure. Please see footnote 2 on page 22 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016 for a description of this measure. During the period 4Q 2014, Annualized Rental Revenue included revenue from straight line rent adjustments and excluded revenue during free rent periods.

How to Vote

Online:	Vote at www.proxyvote.com using the shareholder identification number provided in the Proxy Notice
Telephone:	If you received printed materials, follow the "Vote by Phone" instructions on the proxy card
Mail:	If you received printed materials, mark, sign and date the proxy card and return it in the pre-paid envelope

Trustee Nominees

Name	Age as of Annual Meeting	Trustee Since	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Sam Zell	75	2014
James S. Corl	51	2014	X			X
Martin L. Edelman	76	2014	X			X
Edward A. Glickman	60	2014	X	X
David Helfand	52	2014
Peter Linneman	66	2014	Lead	X
James L. Lozier, Jr.	61	2014	X		X
Mary Jane Robertson	63	2014	X	Chair
Kenneth Shea	59	2014	X		Chair
Gerald A. Spector	70	2014	X		X
James A. Star	56	2014	X			Chair

Number of meetings in 2016			5 (full Board)	9	6	5

Performance Highlights

              The Company's significant accomplishments in 2016 included:

  •
  Disposing of 30 properties consisting of 62 buildings in 19 separate transactions at an aggregate sales price of $1.26 billion, representing 33% of our portfolio square footage

  •
  Completing new leasing of approximately 860,000 square feet and renewing leases covering approximately 2.3 million square feet in our 33-property portfolio

  •
  Evaluating numerous external growth opportunities, including single and multi-asset acquisitions as well as corporate-level opportunities

  •
  Completing conversion to an umbrella partnership REIT ("UPREIT"), making tax efficient currency available for acquisitions

  •
  Utilizing sale proceeds from our dispositions to repay approximately $832.0 million of debt and preferred shares while increasing our cash balance to $2.1 billion (cash balance exceeds total debt by over $950 million)

  •
  Fostering a company culture to serve as the foundation for value creation for shareholders, where alignment with shareholders, integrity and open debate are priorities

Corporate Governance Highlights

              We are committed to a corporate governance approach that promotes long-term value creation, transparency and accountability to our shareholders. We continually look to improve our corporate governance policies and practices, including by making the following changes during the past year:

✓	Added ability of shareholders to amend the Company's bylaws by majority vote
✓	Revised compensation clawback policy to be applicable to all of our named executive officers

              Additionally, our corporate governance practices include the following:

✓	Majority voting in uncontested trustee elections
✓	Annual trustee elections, with shareholder approval required to stagger the Board
✓	Independent lead trustee with robust duties
✓	Separate chairman and chief executive officer
✓	9 of our 11 trustees are independent
✓	Regular executive sessions of independent trustees
✓	All members of Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent
✓	All members of Audit Committee are financial experts under SEC rules
✓	Annual board and committee review and self-evaluations
✓	Code of Business Conduct and Ethics for trustees and employees
✓	Trustee and named executive officers are subject to meaningful share ownership guidelines
✓	Opted out of business combination and control share acquisition statutes
✓	No shareholder rights plan (commonly known as a "poison pill")
✓	Anti-hedging and anti-pledging policies applicable to all trustees and employees
✓	Active shareholder engagement
✓	No employment agreements with named executive officers
✓	Risk oversight by Board and committees

              Our Board of Trustees reviews our corporate governance practices regularly and strives to operate the Company under strong corporate governance principles. For additional information, see pages 22-30 below regarding our corporate governance policies.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving this Proxy Statement?

              This Proxy Statement is furnished by the Board of Equity Commonwealth, a Maryland real estate investment trust, in connection with the Board's solicitation of proxies for the Annual Meeting, and any adjournments or postponements thereof, to be held June 20, 2017, at 1:00 p.m., Central Time, at Two North Riverside Plaza, Chicago, Illinois 60606. This Proxy Statement is first being made available to shareholders on or about April 21, 2017. Unless the context requires otherwise, references in this Proxy Statement to "Equity Commonwealth," "we," "our," "us" and the "Company" refer to Equity Commonwealth, together with its consolidated subsidiaries.

Why didn't I automatically receive a paper copy of the Proxy Statement, proxy card and Annual Report?

              Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials via the Internet. Accordingly, rather than paper copies of our proxy materials, we are sending a Notice of Internet Availability of Proxy Materials (the "Proxy Notice") to our shareholders.

How can I receive electronic access to the proxy materials?

              The Proxy Notice includes instructions on how to access our proxy materials over the Internet at www.proxyvote.com and how to request a printed set of the proxy materials by mail or an electronic set of materials by e-mail.

              In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the environmental impact of our annual meetings. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and the proxy voting site. Your election to receive future proxy materials by e-mail will remain in effect until you terminate it.

What am I being asked to vote on?

              You are being asked to vote on the following proposals:

  •
  Proposal 1 (Election of Trustees): the election of 11 trustees to our Board;

  •
  Proposal 2 (Advisory Vote on Executive Compensation): the approval, on a non-binding advisory basis, of the compensation of our named executive officers;

  •
  Proposal 3 (Advisory Vote on Frequency of Advisory Vote on Executive Compensation): the selection, on a non-binding advisory basis, of the frequency with which the advisory vote on executive compensation should be held; and

  •
  Proposal 4 (Ratification of the Appointment of Ernst & Young LLP): the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.

              Our Board knows of no other matters to be brought before the Annual Meeting.

What are the Board's voting recommendations?

              The Board recommends that you vote as follows:

  •
  Proposal 1 (Election of Trustees): "FOR" each of the Board's nominees for election as trustee;

  •
  Proposal 2 (Advisory Vote on Executive Compensation): "FOR" approval, on a non-binding advisory basis, of the compensation of our named executive officers;

  •
  Proposal 3 (Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation): "ONE YEAR," on a non-binding advisory basis, for the frequency of holding advisory votes on executive compensation; and

  •
  Proposal 4 (Ratification of the Appointment of Ernst & Young LLP): "FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.

Who is entitled to vote at the Annual Meeting?

              The close of business on April 12, 2017 has been fixed as the record date (the "Record Date") for the Annual Meeting. Only shareholders of record of our common shares of beneficial interest, $0.01 par value per share ("common shares"), at the close of business on the Record Date are entitled to notice of, to attend, and to vote at the Annual Meeting. On April 12, 2017, we had approximately 124,064,195 common shares outstanding.

What are the voting rights of shareholders?

              Each common share is entitled to one vote on each matter to be voted on.

How do I vote?

              If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, National Association, you are considered the shareholder of record with respect to those shares and the Proxy Notice was sent directly to you by us. In that case, you may instruct the proxy holders named in the proxy card (the "Proxy Agents") how to vote your common shares in one of the following ways:

  •
  Vote online. You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have the shareholder identification number provided in the Proxy Notice.

  •
  Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the "Vote by Phone" instructions on the proxy card.

  •
  Vote by regular mail. If you received printed materials and would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

              Proxies submitted over the internet, by telephone or by mail must be received by 11:59 p.m. Eastern Time on June 19, 2017.

              If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Proxy Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.

How are proxy card votes counted?

              Proxies submitted properly via one of the methods discussed above will be voted in accordance with the instructions contained therein. If the proxy is submitted but voting instructions are not made, the proxy will be voted "FOR" each of the 11 trustee nominees, "FOR" approval, on a non-binding advisory basis, of the compensation of our named executive officers, "ONE YEAR" for the frequency of the advisory vote on executive compensation and "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and in such manner as the Proxy Agents, in their discretion, determine upon such other business as may properly come before the Annual Meeting. If the proxy is submitted and voting instructions are made for some, but not all, of the proposals, as to matters in which instructions are given, the proxy will be voted in accordance with those instructions, and for all other proposals, the proxy will be voted as described in the prior sentence.

              If your common shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, under applicable rules of the New York Stock Exchange (the "NYSE") (the exchange on which our common shares are traded), the brokers will vote your shares according to the specific instructions they receive from you. If brokers that hold common shares for a beneficial owner do not receive voting instructions from that owner at least 10 days prior to the Annual Meeting, the broker may vote only on the proposal if it is considered a "routine" matter under the NYSE's rules. On non-routine matters, nominees do not have discretionary voting power and cannot vote without instructions from the beneficial owners, resulting in a so-called "broker non-vote." Pursuant to the rules of the NYSE, the election of trustees, the approval of the compensation of our named executive officers and the vote on the frequency of the advisory vote on executive compensation are each a "non-routine" matter and brokerage firms may not vote without instructions from their client on these matters, resulting in a broker non-vote. In contrast, ratification of the appointment of an independent registered public accounting firm is considered a "routine" matter under NYSE's rules, which means that brokers have discretionary voting authority to the extent they have not received voting instructions from their client on the matter.

How many votes are needed for each of the proposals to pass?

              The proposals to be voted on at the Annual Meeting have the following voting requirements:

  •
  Proposal 1 (Election of Trustees): You may vote "FOR" all nominees, "WITHHOLD" your vote as to all nominees, or vote "FOR" all nominees except those specific nominees from whom you "WITHHOLD" your vote. Pursuant to our declaration of trust (our "Charter"), in an uncontested election, a majority of votes cast at the Annual Meeting is required to elect each trustee. "Majority of votes cast" means that the number of shares voted "FOR" a trustee's election exceeds 50% of the total number of votes cast with respect to that trustee's election, with votes "cast" including all votes "FOR" and "WITHHOLD." There is no cumulative voting in the election of trustees. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

  •
  Proposal 2 (Advisory Vote on Executive Compensation): You may vote "FOR," "AGAINST" or "ABSTAIN" on Proposal 2. The affirmative vote of a majority of votes cast at the Annual Meeting is required to adopt a resolution approving, on a non-binding advisory basis, the compensation of our named executive officers described in this Proxy Statement. For purposes of the vote on Proposal 2, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote, although abstentions and broker non-votes will count toward the presence of a quorum. While the vote on Proposal 2 is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding the compensation of our named executive officers.

  •
  Proposal 3 (Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation): You may vote "ONE YEAR," "TWO YEARS," "THREE YEARS" or "ABSTAIN" on Proposal 3. The frequency that receives the highest number of votes cast by shareholders will be the frequency selected (on a non-binding advisory basis) by the shareholders. For purposes of the vote on Proposal 3, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote, although abstentions and broker non-votes will count toward the presence of a quorum. While the vote on Proposal 3 is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

  •
  Proposal 4 (Ratification of the Appointment of Ernst & Young LLP): You may vote "FOR," "AGAINST" or "ABSTAIN" on Proposal 4. The affirmative vote of a majority of votes cast at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. For purposes of the vote on Proposal 4, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote, although abstentions will count toward the presence of a quorum.

What will constitute a quorum at the Annual Meeting?

              A quorum of shareholders is required for shareholders to take action at the Annual Meeting, except that the Annual Meeting may be adjourned if less than a quorum is present. The presence, in person or by proxy, of holders of common shares entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Shares that are voted "FOR," "AGAINST," "ONE YEAR," "TWO YEARS," "THREE YEARS," "WITHHOLD," or "ABSTAIN" will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy or attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters. Broker non-votes will also be counted as present for purposes of determining the presence of a quorum.

Who can attend the Annual Meeting?

              Only shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Shareholders may be asked to present valid picture identification such as a driver's license or passport and proof of stock ownership as of the Record Date. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted at the Annual Meeting. For directions to the Annual Meeting, contact our Investor Relations department at (312) 646-2801 or ir@eqcre.com.

If I plan to attend the Annual Meeting, should I still vote by proxy?

              Yes. Voting in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you may vote your shares in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Will any other matters be voted on?

              The proposals set forth in this Proxy Statement constitute the only business that the Board intends to present at the Annual Meeting. The proxy does, however, confer discretionary authority upon the Proxy Agents or their substitutes to vote on any other business that may properly come before the meeting. If the Annual Meeting is postponed or adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

May I change my vote after I have voted?

              You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to our Secretary at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, (ii) filing a duly executed proxy bearing a later date with us or (iii) attending the Annual Meeting and voting in person. If your common shares are held by a broker, bank or any other persons holding common shares on your behalf, you must contact that institution to revoke a previously authorized proxy.

Who is soliciting the proxies and who pays the costs?

              The enclosed proxy for the Annual Meeting is being solicited by the Board. Proxies also may be solicited, without additional compensation, by our trustees and officers by mail, telephone or other electronic means or in person. We are paying the costs of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. We will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our common shares and to obtain their voting instructions. We will reimburse those firms for their expenses. In addition, we have retained D.F. King & Co., Inc. ("D.F. King") to assist in the solicitation of proxies for a fee of $8,000 plus reimbursement of expenses. We have agreed to indemnify D.F. King against certain liabilities arising out of our agreement with D.F. King.

              No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this Proxy Statement does not imply that the information herein has remained unchanged since the date of this Proxy Statement.

Whom should I call if I have questions or need assistance voting my shares?

              Please call the firm assisting us in the solicitation of proxies, D.F. King, if you have any questions or need assistance in voting your shares. Banks and brokers may call D.F. King collect at (212) 269-5550. Shareholders may call D.F. King toll-free at (866) 751-6317.

PROPOSAL 1: ELECTION OF TRUSTEES

              The Board has set the number of trustees at 11. The 11 individuals named below, each of whom currently serves on our Board, have been recommended by our Nominating and Corporate Governance Committee and nominated by our Board to serve on the Board until our 2018 Annual Meeting of Shareholders and until their respective successors are elected and qualify. Based on its review of the relationships between the trustee nominees and the Company, the Board has determined that all of our trustees, other than Sam Zell and David Helfand, are independent under applicable SEC and NYSE rules.

              The Board has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve as a member of the Board if elected. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board. Under these circumstances, the Board also may, as permitted by our bylaws, decrease the size of the Board.

              The Nominating and Corporate Governance Committee has set forth in a written policy minimum qualifications that a trustee candidate must possess. See "Corporate Governance and Board Matters—Trustee Nominee Selection Process."

Trustee Nominees

              The table below sets forth the names and ages of each of the trustees nominated for election at the Annual Meeting, as well as the positions and offices held.

Name	Position With the Company	Age as of the Annual Meeting

Sam Zell	Chairman of the Board	75
James S. Corl	Trustee	51
Martin L. Edelman	Trustee	76
Edward A. Glickman	Trustee	60
David Helfand	Trustee, President and Chief Executive Officer	52
Peter Linneman	Trustee	66
James L. Lozier, Jr.	Trustee	61
Mary Jane Robertson	Trustee	63
Kenneth Shea	Trustee	59
Gerald A. Spector	Trustee	70
James A. Star	Trustee	56

              Set forth below is certain biographical information of our trustee nominees.

              Sam Zell has been our trustee and Chairman of the Board since May 2014. Mr. Zell is also the founder and has served as the Chairman of Equity Residential (NYSE: EQR), a multifamily real estate investment trust, and Equity LifeStyle Properties, Inc. (NYSE: ELS), a real estate investment trust focused on manufactured home communities, since 1993. Mr. Zell is also the Chief Executive Officer and the Chairman of Equity Group Investments ("Equity Group"), a private entrepreneurial investment firm he founded more than 45 years ago. He is also founder and Chairman of Equity International, a private investment firm focused on real estate-related companies outside the U.S., which introduced the first Brazilian and Mexican real estate companies, respectively, to the New York

Stock Exchange. Mr. Zell has also served as Chairman of Anixter International, Inc. (NYSE: AXE) since 1985 and Chairman of Covanta Holding Corporation (NYSE: CVA) since 2005. Previously, Mr. Zell founded and served as Chairman of Equity Office Properties Trust, which was sold in February 2007 for $39 billion in the largest private equity transaction at the time. Mr. Zell served as the Chief Executive Officer of the Tribune Company from December 2007 to December 2008 and Chairman of the Tribune Company from December 2007 to December 2012, at which time the Tribune Company emerged from Chapter 11 bankruptcy. Mr. Zell served as Chairman of Capital Trust, Inc., a real estate finance company, from 2003 to 2012. Through the Zell Family Foundation, he has led the sponsorship of several leading entrepreneurship programs, including the Zell/Lurie Institute for Entrepreneurial Studies at University of Michigan's Ross School of Business, the Zell Fellows Program at Northwestern University's Kellogg School of Management, and the Zell Entrepreneurship Center at the Interdisciplinary Center Herzliya (IDC). The Zell Global Entrepreneur Network (ZGEN) unites the students and alumni of these programs and actively provides them with connections, opportunities, mentorship and support. Mr. Zell also sponsors the Samuel Zell/Robert Lurie Real Estate Center at University of Pennsylvania's Wharton Real Estate Center. He holds a J.D. and a B.A. from the University of Michigan.

              Our Board determined that Mr. Zell should serve on our Board based on his experience of over 40 years as a chairman, director and executive of various companies, his management of billions of dollars in global investments, his strong track record of stewarding companies towards the maximization of their potential and being recognized as a founder of the modern real estate investment trust ("REIT") industry and a leading driver for increased transparency and disclosure by public companies.

              James S. Corl has been our trustee since May 2014. Mr. Corl has served as a Managing Director at Siguler Guff & Company, a private equity investment firm ("Siguler Guff"), since 2009, and is the Head of Real Estate. Mr. Corl oversees the firm's real estate investment team, which has originated and closed on over $2.5 billion of real estate commitments since 2009. Prior to joining Siguler Guff, Mr. Corl spent 13 years in the REIT investment industry, most recently as Chief Investment Officer for all of the real estate activities of Cohen & Steers, Inc. (NYSE: CNS), a leading investor in global real estate securities. While at Cohen & Steers, Inc., Mr. Corl was directly responsible for over $30 billion of client assets invested in mutual funds and institutional separate accounts around the world. From 1993 to 1994, Mr. Corl was an associate with the Real Estate Investment Banking group at Credit Suisse First Boston ("CSFB") (NYSE: CS), an international investment bank, where he was involved in acquiring portfolios of non-performing loans and distressed real estate assets for CSFB's Praedium Real Estate Recovery Fund, as well as restructuring troubled real estate companies as publicly traded REITs. Mr. Corl holds a B.A. from Stanford University and an M.B.A. from the Wharton School of Business, the University of Pennsylvania.

              Our Board determined that Mr. Corl should serve on our Board based on his experience in the real estate investment industry and his experience overseeing investment activities and his 20 years of experience analyzing the effectiveness of business and investment strategies in the commercial real estate industry with a long term focus on REIT governance and shareholder alignment.

              Martin L. Edelman has been our trustee since July 2014. Mr. Edelman has served as Of Counsel in the Real Estate practice of Paul Hastings LLP, an international law firm, since 2000. Mr. Edelman has been a real estate advisor to Grove Investors and is a partner at Fisher Brothers, a real estate partnership. Mr. Edelman is a Director of Blackstone Mortgage Trust, Inc. (NYSE: BXMT) and Aldar Properties PJSC (ADX: ALDAR). He served as a Director of Morgans Hotel Group Co. (NASDAQ: MHGC) from 2014 to 2015, as a Director of Avis Budget Group, Inc. (NASDAQ: CAR) from 1997 to 2013, as a Director of Ashford Hospitality Trust, Inc. (NYSE: AHT) from 2003 to 2014 and also served on the Board of Directors of Advanced Micro Devices, Inc. (NYSE: AMD) from 2012 to February 2017. He also currently serves on the boards of various nongovernmental organizations. Mr. Edelman has more than 40 years of experience and concentrates his practice on real estate and corporate mergers and acquisitions transactions. The focus of Mr. Edelman's practice has been large, complex transactions, including cross-border transactions. He has been involved in all stages of legal development of pioneering financial structures, including participating debt instruments, institutional joint ventures in real estate, and joint ventures between U.S. financial sources and European real estate companies. He has also done extensive work in Europe, Canada, Mexico, Japan, the Middle East, and Latin America. Mr. Edelman holds an A.B. from Princeton University and an LL.B. from Columbia Law School.

              Our Board determined that Mr. Edelman should serve on our Board based on his experience advising companies in complex real estate and corporate transactions as he brings an extensive legal and financial background to the board of directors with over 40 years of experience in the legal profession and has considerable experience in complex negotiations involving acquisitions, dispositions and financing.

              Edward A. Glickman has been our trustee since May 2014. Mr. Glickman has served as the Executive Chairman of FG Asset Management US since 2013. He has served on the board of trustees of Hospitality Investors Trust, Inc. ("Hospitality"), formerly known as American Realty Capital Hospitality Trust, Inc., since March 2017. Mr. Glickman has served as an Investment Professional, with a focus on real estate investments, at Miller Investment Management, LP since 2015. Mr. Glickman served as the Executive Director of the Center for Real Estate Finance Research and Clinical Professor of Finance at New York University Stern School of Business from 2012 until 2015. Mr. Glickman was President, Chief Operating Officer, and Trustee of the Pennsylvania Real Estate Investment Trust ("PREIT") (NYSE: PEI), a real estate investment trust focused on shopping malls, from 2004 until 2012 and was Executive Vice President and Chief Financial Officer of PREIT from 1997 to 2004. Mr. Glickman joined PREIT after it acquired The Rubin Organization, a closely held shopping center company, where he had served as Chief Financial Officer. Mr. Glickman served as Executive Vice President and Chief Financial Officer of Presidential Realty Corporation (OTCQB: PDNLP), a real estate investment trust focused on apartment units, from 1989 to 1993. Prior to this, Mr. Glickman was an investment banker with Shearson Lehman Brothers and Smith Barney. Mr. Glickman is a Fellow of the Royal Institution of Chartered Surveyors, a Certified Treasury Professional and a Registered Securities Principal. He serves as a senior advisor to Econsult Solutions, Inc. He serves on the Board of the Temple University Health System, The Fox Chase Cancer Center and was formerly Chairman of The Kimmel Cancer Center at Jefferson University. He was formerly a member of the Real Estate Roundtable where he was the Co-Chair of the Homeland Security Committee. Mr. Glickman received a B.S. from the Wharton School of Business, the University of Pennsylvania, a Bachelor of Applied Science from the College of Engineering and Applied Science, the University of Pennsylvania, and an M.B.A. from the Harvard Graduate School of Business Administration.

              Our Board determined that Mr. Glickman should serve on our Board based on his more than 30 years of experience in the real estate and financial services industry and his deep understanding of public and private capital markets.

              David Helfand has been our trustee, President and Chief Executive Officer since May 2014. Mr. Helfand has served as Co-President of Equity Group, a private investment firm, since January 2012 where he has overseen Equity Group's real estate activities. Prior to rejoining Equity Group in 2012, Mr. Helfand was Founder and President of Helix Funds LLC, a private real estate investment management company ("Helix Funds"), where he oversaw the acquisition, management and disposition of more than $2.2 billion of real estate assets. While at Helix Funds, he also served as Chief Executive Officer for American Residential Communities LLC ("ARC"), a Helix Funds portfolio company. Before founding Helix Funds, Mr. Helfand served as Executive Vice President and Chief Investment Officer for Equity Office Properties Trust ("EOP"), the largest REIT in the U.S. at the time, where he led approximately $12 billion of mergers and acquisitions activity. Prior to working with EOP, Mr. Helfand served as a Managing Director and participated in the formation of Equity International, a private investment firm focused on real estate-related companies outside the U.S. He also held the role of President and Chief Executive Officer of Equity LifeStyle Properties, an operator of manufactured home communities, and served as Chairman of the board's audit committee. His earlier career included investment activity in a variety of asset classes, including retail, office, parking and multifamily. He serves as a Director of the Ann & Robert H. Lurie Children's Hospital of Chicago, as a Director of the Ounce of Prevention Fund, on the Executive Committee of the Samuel Zell and Robert Lurie Real Estate Center at the Wharton School of Business, the University of Pennsylvania, and on the Board of Visitors at the Weinberg College of Arts and Sciences at Northwestern University. Mr. Helfand holds an M.B.A. from the University of Chicago Graduate School of Business and a B.A. from Northwestern University.

              Mr. Helfand is expected to have limited involvement in the activities of Equity Group and Helix Funds. Mr. Helfand has been an employee of or otherwise involved in the operation of Equity Group and Helix Funds and is involved in the oversight of certain Equity Group and Helix Funds assets.

              Our Board determined that Mr. Helfand should serve on our Board based on his over 25 years of extensive experience managing real estate investments and his executive leadership of domestic and international real estate-related companies in the residential and commercial space.

              Dr. Peter Linneman has been our trustee since May 2014. Dr. Linneman has been the Founding Principal of Linneman Associates, a real estate advisory firm, since 1979. Dr. Linneman has served as the Chief Executive Officer of American Land Funds and KL Realty Fund, private real estate acquisition firms, since 2010. Dr. Linneman previously served as Senior Managing Director of Equity International, a private investment firm focused on real estate-related companies outside the U.S., from 1998 to1999, and Vice Chairman of Amerimar Realty, a private real estate investment company, from 1996 to 1997. Dr. Linneman has served on over 20 public and private company boards, including serving as Chairman of the Board of Rockefeller Center Properties, Inc., a real estate investment trust, where he led the successful restructuring and sale of Rockefeller Center in the mid-1990s. Dr. Linneman currently serves on the Board of Directors of Regency Centers Corporation (NYSE: REG), AG Mortgage Investment Trust, Inc. (NYSE: MITT) and Paramount Group Inc. (NYSE: PGRE), each of which is a public real estate investment trust. Dr. Linneman also serves on the Board of Directors of Atrium European Real Estate, a public European real estate company, but will conclude his service on this board in late April of 2017. He has experience as a financial consultant and has served on numerous audit committees. He is the author of the Linneman Letter, Real Estate Finance and Investments: Risks and Opportunities and over 100 scholarly publications. Dr. Linneman is also the Emeritus Albert Sussman Professor of Real Estate, Finance and Public Policy at the Wharton School of Business, the University of Pennsylvania, where he was a professor of Real Estate, Finance and Public Policy from 1979 to 2011 and was the founding co-editor of The Wharton Real Estate Review. He also served as the Director of Wharton's Samuel Zell and Robert Lurie Real Estate Center for 13 years. Dr. Linneman holds both Masters and Doctorate degrees in economics from the University of Chicago and a B.A. from Ashland University.

              Our Board determined that Dr. Linneman should serve on our Board based on his active involvement in real estate investment, strategy and operation for nearly 30 years and his extensive experience serving on the boards of public companies.

              James L. Lozier, Jr. has been our trustee since May 2014. Mr. Lozier has been a private consultant since 2012. Mr. Lozier served as co-founder and CEO of Archon Group L.P., a diversified international real estate services and advisory company, from its formation in 1996 until 2012. Under Mr. Lozier's leadership, the Archon Group, a wholly owned subsidiary of Goldman Sachs (NYSE: GS), managed 36,000 assets with a gross value of approximately $59 billion and had over 8,500 employees in offices located in Washington D.C., Los Angeles, Dallas, Boston, Asia and Europe. Prior to the formation of Archon Group, Mr. Lozier was an employee of the J.E. Robert Company, a global real estate investment management company, and was responsible for managing the Goldman Sachs/J.E. Robert joint venture for two years. Mr. Lozier directed the acquisition efforts of the joint venture between Goldman Sachs and J.E. Robert from 1991 to 1995. Mr. Lozier serves as a Director for Hunt Companies, Inc., a private full-service real estate company that develops, invests, manages and finances real estate assets in the public and private sectors. Mr. Lozier received his B.A. from Baylor University.

              Our Board determined that Mr. Lozier should serve on our Board based on his experience managing large portfolios of real estate assets and his leadership experience.

              Mary Jane Robertson has been our trustee since July 2014. Ms. Robertson was the Executive Vice President, Chief Financial Officer and Treasurer of Crum & Forster Holdings Corp. ("C&F"), an insurance holding company and a wholly-owned subsidiary of Fairfax Financial Holdings Limited (TSX:FFH), from 1999 to 2014. C&F was an SEC reporting company from 2004 to 2010. Prior to joining C&F, from 1998 to 1999, Ms. Robertson was Managing Principal, Chief Financial Officer and Treasurer of Global Markets Access Ltd. (Bermuda), a company that was formed to act as a financial guaranty reinsurer. Ms. Robertson also served as Senior Vice President and Chief Financial Officer of Capsure Holdings Corp. ("Capsure"), a former NYSE-traded insurance holding company, from 1993 to 1997 and was Executive Vice President and Chief Financial Officer of United Capitol Insurance Company, a specialty excess and surplus lines insurer in Atlanta acquired by Capsure in 2010, from its founding in 1986 to 1993. She is a Certified Public Accountant with 10 years of public accounting experience at Coopers & Lybrand. From 2009 to 2014, Ms. Robertson served as a Director of C&F and, from 1999 to 2014, she served as a Director of substantially all of C&F's direct and indirect wholly owned subsidiaries. Ms. Robertson previously served on the Board of Directors of Russell Corporation, a former NYSE-listed public company, from July 2000 to August 2006 and was Chair of its audit committee from 2002 to 2006. Ms. Robertson holds a Bachelor of Commerce from the University of Toronto. She is currently engaged in charitable activities and serves on not-for-profit boards.

              Our Board determined that Ms. Robertson should serve on our Board based on her 29 years of experience as Chief Financial Officer of public and private companies and her accounting background.

              Kenneth Shea has been our trustee since May 2014. Since September 2014, Mr. Shea has been employed as a Senior Managing Director at Guggenheim Securities, LLC, where he manages the real estate, gaming and leisure investment banking practice. From September 2009 until September 2014, Mr. Shea was the President of Coastal Capital Management LLC ("Coastal"), an affiliate of Coastal Development, LLC, a private developer of resort destinations, luxury hotels and casino gaming facilities, since 2009. Prior to joining Coastal, from 2008 to 2009, Mr. Shea was a Managing Director for Icahn Capital LP, an investment fund company, where Mr. Shea was responsible for principal investments in the gaming and leisure industries. From 1996 to 2008, Mr. Shea was employed by Bear, Stearns & Co., Inc., a global investment bank, where he was a Senior Managing Director and global head of the Gaming and Leisure investment banking department. At Bear, Stearns & Co., Inc., Mr. Shea played an active role on over $55 billion of mergers and acquisitions and capital raising transactions for many of the leading public companies in the gaming and leisure sectors. Mr. Shea previously served on the Board of Directors of Hydra Industries Acquisition Corporation, but resigned along with its other directors following its merger with Inspired Entertainment, Inc. in December 2016.

Mr. Shea currently serves on the Board of Directors, audit committee and conflicts committee of CVR Refining, LP (NYSE: CVRR), a publicly-traded energy company. Mr. Shea received his M.B.A. from the University of Virginia and his B.A. from Boston College.

              Our Board determined that Mr. Shea should serve on our Board based on his significant experience in corporate finance, mergers and acquisitions and investing and his knowledge of the capital markets.

              Gerald A. Spector has been our trustee since July 2014. Mr. Spector has served as the Vice Chairman of Equity Residential, a real estate investment and management company focusing on apartment communities, and also serves on Equity Residential's audit committee. Mr. Spector was the Chief Operating Officer of the Tribune Company from December 2009 through December 2010, and served as its Chief Administrative Officer from December 2007 through December 2009, following the Tribune's 2008 Chapter 11 bankruptcy. Mr. Spector was Executive Vice President of Equity Residential from March 1993 and was Chief Operating Officer of Equity Residential from February 1995 until his retirement in December 2007. He began his real estate career in the early 1970's and has extensive prior public and private board experience as well. Mr. Spector holds a B.S.B.A. from Roosevelt University. Mr. Spector is a Certified Public Accountant.

              Our Board determined that Mr. Spector should serve on our Board based on his extensive management and financial experience acquired through more than 45 years of managing and operating real estate companies through various business cycles, his experience in driving operational excellence and development of strategic changes in portfolio focus and his demonstrated leadership skills at the corporate board and executive levels.

              James A. Star has been our trustee since July 2014. Mr. Star has served, since 2003, as President and Chief Executive Officer of Longview Asset Management ("Longview"), a multi-strategy investment firm which assesses, implements and oversees a wide variety of publicly traded and private equity investments across multiple industries and countries, for which he has been a portfolio manager since 1998. He has also served since 1994 as a Vice President of Henry Crown and Company, a private family investment firm affiliated with Longview. From 1998 to 2002, Mr. Star was President and Chief Investment Officer of Star Partners, Inc., a private securities partnership focused on common equities. Mr. Star began his investment career in 1991 as a securities analyst at Harris Associates, a Chicago investment firm. Prior thereto, he practiced corporate and securities law in Illinois, where he was a member of the bar from 1987 to 2011. Mr. Star has been a member of the investment committees for the retirement plans of Henry Crown and Company since 1995, Great Dane Limited Partnership since 1997 and, since 2014, Gillig LLC Provisur Technologies, Inc. and Trail King Industries, Inc. He has also served as a manager of Longview Trust Company since 2006. Mr. Star is a Director of Teaching Strategies, a software company focused on the education market, as well as the holding companies of Petsmart, Inc., a leading provider of merchandise and services to pet owners, and Radial, an e-commerce logistics provider. Mr. Star also has served on the Board of Directors of Allison Transmission Holdings, Inc. (NYSE: ALSN) since being elected at the 2016 annual meeting of shareholders. Mr. Star has also been a member of limited partner advisory boards for the Kabouter Funds since 2004 and Valor Equity Partners II since 2007. In prior years, Mr. Star has served on the Board of Trustees of Columbia Acorn Trust and Wanger Advisor Trust, which are registered mutual funds, and a number of private company boards. Mr. Star is a member of the Global Advisory Board of the Kellogg Graduate School of Business at Northwestern University and the Chicago chapter of World Presidents Organization. Mr. Star received a B.A. from Harvard University and holds a J.D. from Yale Law School and a Masters of Management from Kellogg Graduate School of Management at Northwestern University.

              Our Board determined that Mr. Star should serve on our Board based on his significant investment management experience and his experience serving on boards of trustees.

Vote Required and Recommendation

              Trustees are elected by a majority of votes cast in an uncontested election (meaning an election in which the number of nominees for election equals or is less than the number of trustees to be elected). The current election is uncontested and therefore, a majority of votes cast for each trustee nominee is required to elect a trustee nominee. For purposes of this proposal, "a majority of votes cast" means that the number of shares voted "FOR" a trustee's election exceeds 50% of the total number of votes cast with respect to that trustee's election, and votes "cast" means votes "FOR" and "WITHHOLD." There is no cumulative voting in the election of trustees. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE "FOR" ELECTION OF EACH OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

              In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"), we are presenting this proposal, commonly known as a "say-on-pay" proposal, to provide shareholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this Proxy Statement.

              We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our shareholders. As described under the heading "Compensation Discussion and Analysis," our executive compensation program is designed to attract and retain effective executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and shareholders by tying compensation to the achievement of key operating objectives that we believe enhance shareholder value over the long term and by encouraging executive share ownership so that a portion of each executive's compensation is tied directly to shareholder value.

              For these reasons, we are recommending that our shareholders vote "FOR" the following resolution:

"RESOLVED, that the shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company's named executive officers for 2016, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in the Proxy Statement."

              While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Board of Trustees intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the compensation of our named executive officers.

Vote Required and Recommendation

              The affirmative vote of a majority of the votes cast at the Annual Meeting with respect to the matter is required to endorse (on a non-binding advisory basis) the compensation of the Company's named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

 PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

              In accordance with the requirements of Section 14A of the Exchange Act, we are presenting this proposal, commonly referred to as a "say-on-frequency" proposal, to provide shareholders the opportunity to cast a non-binding advisory vote on how frequently a "say-on-pay" proposal (similar to Proposal 2) should be included in our proxy statement. As a shareholder, you may vote to hold the Company's say-on-pay vote every one, two or three years.

              The Company's shareholders voted in 2011, in a similar advisory vote, in favor of conducting a say-on-pay vote each year, and the Company adopted this approach. After careful consideration, our Board believes that continuing to conduct a say-on-pay vote every year is the most appropriate frequency for the Company. Our Board believes that a yearly vote is consistent with our philosophy on executive compensation and will allow shareholders to provide their most direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. For these reasons, the Board is asking the Company's shareholders to indicate their support for conducting a say-on-pay vote every year.

              As an advisory vote, this proposal will not bind us to adopt any particular frequency. However, the Board values the opinions expressed by the shareholders and intends to carefully consider the shareholder vote resulting from the proposal in deciding how frequently we hold our say-on-pay votes.

Vote Required and Recommendation

              The frequency of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency selected (on a non-binding advisory basis) by the shareholders. For purposes of this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE FOR THE "ONE YEAR" ALTERNATIVE FOR THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

 PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

              The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm selected to audit our consolidated financial statements. The Audit Committee has selected and appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2017. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent registered public accounting firm. Further, the Audit Committee and its chairman were directly involved in the selection of Ernst & Young LLP's lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as our independent registered public accounting firm is in the best interests of the Company and its shareholders.

              Although shareholder approval is not required, we desire to obtain from our shareholders an indication of their approval of the Audit Committee's selection of Ernst & Young LLP as our independent registered public accounting firm for 2017. Even if the appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our shareholders' best interests. If our shareholders do not ratify this appointment, the Audit Committee may consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

              A representative of Ernst & Young LLP will not be making a statement at the Annual Meeting but will be present and available to respond to appropriate questions.

Vote Required and Recommendation

              The affirmative vote of a majority of votes cast at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Therefore, for purposes of this proposal, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote, although abstentions will count toward the presence of a quorum.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

Principal Accountant Fees and Services

              Ernst & Young LLP acted as our independent registered public accounting firm for 2016 and 2015. The fees and expenses for services provided by Ernst & Young LLP to us for the last two fiscal years are listed in the table below:

	2016	2015
Audit fees	$1,096,620	$1,321,000
Audit related fees[1]	$42,000	$140,000
Tax fees[2]	$407,125	$183,295
Subtotal	$1,545,745	$1,644,295
All other fees	$4,000	$1,995
Total fees	$1,549,745	$1,646,290

Pre-Approval Policies and Procedures

              The Audit Committee has established policies and procedures to review and approve, either pursuant to the Audit Committee's Policy Regarding Pre-Approval of Audit and Non-Audit Services (the "Pre-Approval Policy") or through a separate pre-approval by the Audit Committee, the engagement of the Company's independent auditor to provide any audit or non-audit services to the Company, which policies and procedures are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence.

              Under these policies and procedures, no services may be undertaken by the independent registered public accounting firm unless the engagement is specifically approved by the Audit Committee or the services are included within a category that has been pre-approved in the Pre-Approval Policy. The maximum charge for services is established by the Pre-Approval Policy or by the Audit Committee when the specific engagement or the category of services is approved.

              All services for which we engaged our independent registered public accounting firm in 2016 and 2015 were approved by the Audit Committee. The total fees for audit and non-audit services provided by Ernst & Young LLP in 2016 and 2015 are set forth above. The Audit Committee approved the engagement of Ernst & Young LLP to provide the non-audit services because it determined that Ernst & Young LLP providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

1 Audit related fees in 2016 and 2015 related to services provided with respect to our leases.
2 The tax fees in 2016 and 2015 were for services involved in reviewing our tax reporting and tax compliance procedures related to our income tax returns for the fiscal years ended December 31, 2015 and 2014, respectively, including services relating to the Company's conversion to an UPREIT.

 AUDIT COMMITTEE REPORT

              The Audit Committee is currently composed of Ms. Robertson and Messrs. Glickman and Linneman. The members of the Audit Committee are appointed by and serve at the discretion of the Board. All members of the Audit Committee are independent under applicable NYSE and SEC rules.

              One of the principal purposes of the Audit Committee is to assist the Board in the oversight of the integrity of the Company's financial statements. The Company's management team has the primary responsibility for the financial statements and the reporting process, including the Company's accounting policies, internal audit function, system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 with our management.

              The Audit Committee also is responsible for assisting the Board in the oversight of the qualification, independence and performance of the Company's independent auditors. The Company's independent auditor is currently Ernst & Young LLP. The Audit Committee reviewed the audited financial statements for the year ended December 31, 2016 with the independent auditors, which are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.

              The independent auditors have provided to the Audit Committee the written disclosures regarding the independent auditor's independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee has discussed with the independent auditors their independence.

              In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company's audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

Respectfully submitted,
THE AUDIT COMMITTEE
Mary Jane Robertson, Chairman Edward A. Glickman Peter Linneman

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

              Our corporate governance is structured in a manner that the Board believes closely aligns our interests with those of our shareholders. We recently made the following updates to our corporate governance policies and practices:

  •
  our shareholders have the ability to amend the Company's bylaws by majority vote; and

  •
  all of our named executive officers are subject to a compensation clawback policy.

              Other notable features of our corporate governance structure include the following:

  •
  our Charter requires that in uncontested trustee elections, each trustee must be elected by at least a majority of votes cast in his or her election;

  •
  our Board is not staggered, with each of our trustees subject to re-election annually, and the Board cannot elect to stagger the Board without shareholder approval;

  •
  we have an independent lead trustee with robust duties;

  •
  we have separate chairman and chief executive officer positions;

  •
  of the 11 persons who currently serve on our Board, 9, or 82% of our trustees, have been determined by us to be independent for purposes of the NYSE's corporate governance listing standards and Rule 10A-3 under the Exchange Act;

  •
  our independent trustees hold regular executive sessions;

  •
  all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent under applicable NYSE and SEC rules;

  •
  all members of our Audit Committee qualify as "financial experts" under SEC rules;

  •
  we review the performance of our Board and committees annually and our Board conducts annual self-evaluations;

  •
  our trustees and employees are bound by our Code of Business Conduct and Ethics;

  •
  our trustees and named executive officers are subject to meaningful share ownership guidelines;

  •
  we have opted out of the Maryland business combination and control share acquisition statutes;

  •
  we do not have a shareholder rights plan (commonly known as a "poison pill");

  •
  our trustees and employees are bound by our anti-hedging and anti-pledging policies;

  •
  we actively engage with our shareholders throughout the year;

  •
  we do not have employment agreements with our named executive officers; and

  •
  our Board and committees actively oversee and manage the Company's risk.

              Our Charter and bylaws provide that the number of trustees constituting the Board may be increased or decreased by a majority vote of the entire Board, provided the number of trustees may not be greater than 13 and may not be decreased to fewer than three.

              There are no family relationships among our executive officers and trustees. The Board has affirmatively determined that all of our trustee nominees except Mr. Zell, the Chairman of the Board, and Mr. Helfand, our President and Chief Executive Officer, are independent under applicable NYSE and SEC rules.

Board Leadership Structure

              Sam Zell has served as Chairman and David Helfand has served as our President and Chief Executive Officer since May 2014. The Board does not have a policy requiring the separation of the roles of Chief Executive Officer and Chairman of the Board. However, it evaluates the combined role of Chairman and Chief Executive Officer, and the Board has determined that, based on Messrs. Zell and Helfand's combined experience, it is in our best interests and the best interests of our shareholders at this time to separate the roles.

              To strengthen the role of our independent trustees and encourage independent Board leadership, the Board has established the position of lead independent trustee. Currently, Mr. Linneman serves as our lead independent trustee. In accordance with our Corporate Governance Guidelines, the responsibilities of the lead independent trustee include, among others:

  •
  serving as liaison among (i) management, including the Chief Executive Officer, (ii) our other independent trustees, (iii) employees reporting misconduct that by their nature cannot be brought to management, and (iv) interested third parties and the Board;

  •
  presiding at executive sessions of the independent trustees;

  •
  serving as the focal point of communication to the Board regarding management plans and initiatives;

  •
  ensuring that the role between Board oversight and management operations is respected;

  •
  providing the medium for informal dialogue with and among independent trustees, allowing for free and open communication within that group; and

  •
  serving as the communication conduit for third parties who wish to communicate with the Board.

              Our lead independent trustee will be selected on an annual basis by a majority of the independent trustees then serving on the Board.

Executive Sessions

              Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-management trustees, our Board devotes a portion of each regularly scheduled board meeting to executive sessions without management participation. In addition, our Corporate Governance Guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE's listing standards, at least one such executive session convened per year shall include only independent trustees, at which the lead trustee presides.

Attendance of Trustees at 2016 Board Meetings and Annual Meeting of Shareholders

              During the year ended December 31, 2016, our Board held five meetings and took eleven actions by unanimous written consent. In 2016, each trustee attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served. Ten of our current trustees attended our 2016 annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, the Company's policy is for trustees to attend the annual meeting of shareholders.

Committees of the Board

              Our Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these committees must have at least three members who are each independent trustees, as that term is defined in the NYSE listing standards. Our Board may from time to time establish other committees to facilitate the management of our Company.

              The table below provides membership information for each of the Board committees as of the date of this Proxy Statement:

Trustee	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James S. Corl	X			X
Martin L. Edelman	X			X
Edward A. Glickman	X	X*
Peter Linneman	Lead	X*
James L. Lozier, Jr.	X		X
Mary Jane Robertson	X	Chair*
Kenneth Shea	X		Chair
Gerald A. Spector	X		X
James A. Star	X			Chair

* Audit committee financial expert

              The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each operate under written charters adopted by the Board. These charters are available on our website at www.eqcre.com.

  Audit Committee

              The Audit Committee consists of Ms. Robertson and Messrs. Glickman and Linneman, with Ms. Robertson serving as its Chairman. The Audit Committee Charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Exchange Act and applicable rules and regulations of the SEC. Our Board has determined that all of the members of the Audit Committee meet the foregoing requirements. The Board also has determined that Ms. Robertson, Mr. Glickman and Mr. Linneman each qualify as an "audit committee financial expert," as defined by the applicable SEC regulations and NYSE corporate governance listing standards.

              The Audit Committee Charter sets forth the principal functions of the Audit Committee, which include overseeing:

  •
  our accounting and financial reporting processes;

  •
  the integrity and audits of our consolidated financial statements and financial reporting process;

  •
  our systems of disclosure controls and procedures and internal control over financial reporting;

  •
  our compliance with financial, legal and regulatory requirements;

  •
  the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

  •
  the performance of our internal audit function;

  •
  the review of all related party transactions in accordance with our related party transactions policy; and

  •
  our overall risk profile.

              The Audit Committee also is responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also approves the audit committee report required by SEC regulations to be included in our annual proxy statement.

              During the year ended December 31, 2016, our Audit Committee held nine meetings and took no actions by unanimous written consent.

  Compensation Committee

              The Compensation Committee consists of Messrs. Shea, Lozier and Spector, with Mr. Shea serving as its Chairman. The Compensation Committee Charter requires that all members of the committee meet the independence requirements of the NYSE, applicable rules and regulations of the SEC and any other applicable rules relating to independence, qualify as a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act and qualify as an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. Our Board has determined that all of the members of the Compensation Committee meet the foregoing requirements.

              The Compensation Committee Charter sets forth the principal functions of the Compensation Committee, which include:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating our Chief Executive Officer's performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

  •
  reviewing and approving the compensation of our other executive officers;

  •
  reviewing our executive compensation policies and plans;

  •
  determining the number of shares underlying, and the terms of, equity awards to be granted to our trustees, executive officers and other employees pursuant to these plans;

  •
  assisting management in complying with our proxy statement and annual report disclosure requirements;

  •
  producing a report on executive compensation to be included in our annual proxy statement; and

  •
  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees.

              The Compensation Committee Charter permits the committee to delegate its authority to its members as the committee deems appropriate, provided that any delegate must report any actions taken by the delegate to the full committee at its next regularly scheduled meeting. The Compensation Committee has not delegated its authority to any member of the committee.

              During the year ended December 31, 2016, our Compensation Committee held six meetings and took no actions by unanimous written consent.

  Nominating and Corporate Governance Committee

              The Nominating and Corporate Governance Committee consists of Messrs. Edelman, Corl and Star, with Mr. Star serving as its Chairman. The Nominating and Corporate Governance Committee Charter requires that all members of the committee meet the independence requirements of the NYSE, applicable rules and regulations of the SEC and any other applicable rules relating to independence. Our Board has determined that all of the members of the Nominating and Corporate Governance Committee meet the foregoing requirements.

              The Nominating and Corporate Governance Committee Charter sets forth the principal functions of the Nominating and Corporate Governance Committee, which include:

  •
  identifying, recruiting and recommending to the full Board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at each annual meeting of shareholders;

  •
  developing and recommending to the Board Corporate Governance Guidelines, including the committee's selection criteria for trustee nominees, and implementing and monitoring such guidelines;

  •
  reviewing and making recommendations on matters involving the general operation of the Board, including board size and composition, and committee composition and structure;

  •
  recommending to the Board nominees for each committee of the Board;

  •
  annually facilitating the assessment of the Board's performance as a whole and of the individual trustees, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

  •
  overseeing the Board's evaluation of management.

              During the year ended December 31, 2016, our Nominating and Corporate Governance Committee held five meetings and took no actions by unanimous written consent.

Trustee Nominee Selection Process

              Our Corporate Governance Guidelines set forth minimum qualifications that trustee candidates must possess. At a minimum, a trustee candidate must possess:

  •
  integrity;

  •
  an ability to exercise sound judgment;

  •
  an ability to make independent analytical inquiries;

  •
  an ability and willingness to devote adequate time and resources to diligently perform Board duties;

  •
  appropriate and relevant business experience and acumen; and

  •
  a reputation, both personal and professional, consistent with our image and reputation.

              The Board does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating trustee candidates. A trustee candidate's background and personal experience, however, will be significant in the Board's candidate identification and evaluation process to help ensure that the Board remains aware of and responsive to the needs and interests of our customers, shareholders, employees and other stakeholders.

              The Nominating and Corporate Governance Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) members of the Nominating and

Corporate Governance Committee, (b) our trustees, and (c) our shareholders. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.

              As part of the candidate identification process, the Nominating and Corporate Governance Committee will evaluate the skills, expertise and diversity possessed by the current Board, and whether there are additional skills, expertise or diversity that should be added to complement the composition of the existing Board. The Nominating and Corporate Governance Committee also will take into account whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the Nominating and Corporate Governance Committee then will evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Nominating and Corporate Governance Committee deems necessary or appropriate. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Nominating and Corporate Governance Committee's process of recommending trustee candidates. The Nominating and Corporate Governance Committee evaluates the performance of each current trustee and considers the results of such evaluation when determining whether to recommend the nomination of such trustee for an additional term. All candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates, provided that the advance notice and other requirements set forth in our bylaws have been followed. At an appropriate time prior to each annual meeting at which trustees are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well-qualified and willing and available to serve.

              At an appropriate time after a vacancy arises on the Board or a trustee advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee will recommend to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well-qualified and willing and available to serve. In determining whether a prospective member is qualified to serve, the Nominating and Corporate Governance Committee will consider the factors listed above.

              Pursuant to our bylaws, any nominee for trustee that is not elected by the vote required by our bylaws and who is an incumbent trustee will promptly tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation, or whether other action should be taken.

Board Oversight of Risk Management

              One of the key functions of our Board is informed oversight of our risk management process. Our Board will administer this oversight function directly, with support from its three standing committees, the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to their respective areas of oversight as follows:

  •
  Audit Committee: The Audit Committee, which meets at least quarterly and reports its findings to the Board, will perform a lead role in helping our Board fulfill its responsibilities for oversight of our financial reporting, internal audit function, risk management and our compliance with legal and regulatory requirements. Our Audit Committee will review periodic reports from our independent registered public accounting firm regarding potential risks, including risks related to our internal controls. Our Audit Committee also will annually review, approve and oversee an internal audit plan developed by our internal auditor with the goal of helping us systematically evaluate the effectiveness of our risk management, control and governance processes, and periodically meet with our internal auditing personnel to review the results of our internal audits, and direct or recommend to the Board actions or changes it determines appropriate to enhance or improve the effectiveness of our risk management.

  •
  Compensation Committee: The Compensation Committee, in consultation with the Company's executive officers, reviews the Company's policies and procedures with respect to risk assessment and risk management for compensating all employees of the Company, including non-executive employees, on an annual basis and periodically reports its findings to the Board. The Compensation Committee does not believe there are any risks from the Company's compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company.

  •
  Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee will monitor the general operations of the Board and the effectiveness of our Corporate Governance Guidelines, including whether they are successful in assuring adherence to good corporate governance principles.

              The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee's members, makes this an appropriate structure to effectively monitor the risks discussed above.

Corporate Governance Guidelines

              Our Corporate Governance Guidelines reflect the Board's commitment to monitoring the effectiveness of decision-making at the Board and management level and ensuring adherence to good corporate governance principles, all with the goal of enhancing shareholder value over the long term. The Corporate Governance Guidelines address, among other things:

  •
  the responsibilities and qualifications of trustees, including trustee independence;

  •
  the functioning of the Board;

  •
  the responsibilities, composition and functioning of the Board committees;

  •
  the appointment and role of the lead independent trustee;

  •
  principles of trustee compensation; and

  •
  management succession and review.

              A copy of the Corporate Governance Guidelines is available on our website at www.eqcre.com.

Code of Business Conduct and Ethics

              Our Code of Business Conduct and Ethics applies to trustees, officers and employees. Among other matters, the code is intended to deter wrongdoing and promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

  •
  accountability for adherence to the code.

              Any waiver of any provision of the Code of Business Conduct and Ethics for our executive officers or trustees may be made only by the Nominating and Corporate Governance Committee or another committee of our Board comprised solely of independent trustees or a majority of our independent trustees. Any such waiver for our executive officers or trustee will be disclosed to shareholders within four business days of such waiver. We intend to disclose any changes in or waivers from the Code of Business Conduct and Ethics by posting such information on our website.

              A copy of the Code of Business Conduct and Ethics is available on our website at www.eqcre.com.

Communications with the Board

              As described in our Corporate Governance Guidelines, shareholders and other interested parties may communicate with the Board by communicating directly with our lead independent trustee by sending written correspondence to the "Lead Trustee" c/o the Chief Financial Officer of Equity Commonwealth, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, who will then directly forward such correspondence to the lead independent trustee. The lead independent trustee will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board.

Compensation Committee Interlocks and Insider Participation

              No member of the Compensation Committee is or has ever been an officer or employee of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by us under the SEC's rules requiring disclosure of certain relationships and related party transactions. No executive officer serves as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or Compensation Committee. Accordingly, during 2016 there were no interlocks with other companies within the meaning of the SEC's proxy rules.

EXECUTIVE OFFICERS

              The following are the ages and the positions and offices held by each of our executive officers. Unless otherwise specified, the business address of the executive officers is c/o Equity Commonwealth, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606.

Name	Position With the Company	Age as of the Annual Meeting
David Helfand	Trustee, President and Chief Executive Officer	52
Adam S. Markman	Executive Vice President, Chief Financial Officer and Treasurer	52
David S. Weinberg	Executive Vice President and Chief Operating Officer	48
Orrin S. Shifrin	Executive Vice President, General Counsel and Secretary	50

              Our executive officers serve at the discretion of the Board. Please see "Proposal 1: Election of Trustees—Biographies of Trustee Nominees" for the biography of David Helfand.

              Adam S. Markman has been our Executive Vice President, Chief Financial Officer and Treasurer since July 2014. Mr. Markman served as Managing Director of Green Street Advisors, Inc., a real estate research firm ("Green Street"), where he worked from 1994 to 2014. While at Green Street, Mr. Markman was in charge of the firm's consulting and advisory practice, played a key role in the firm's investment arm for real estate investment trusts and previously led the firm's retail and lodging research efforts. Mr. Markman has also served as a real estate consultant at Kenneth Leventhal & Co. Mr. Markman was a member of Green Street's Board of Directors, currently sits on Mark IV Capital's Board of Directors and is an adviser to Twin Rock Partner's Housing Fund. He is also a member of the National Association of Real Estate Investment Trusts (NAREIT) and the Urban Land Institute (ULI). Mr. Markman earned his M.B.A. in Finance/Real Estate from Columbia University and a B.A. from U.C. Berkeley.

              David S. Weinberg has been our Executive Vice President and Chief Operating Officer since May 2014. Prior to joining us, Mr. Weinberg served as the Chief Investment Officer of EQX Real Estate Partners, L.P., a private investment firm ("EQX"), from January 2014 and worked on real estate and real estate-related investments for Equity Group from January 2012 to December 2013. Prior to joining Equity Group, from 2007 through 2011, Mr. Weinberg was responsible for investments in the multifamily and office sectors at Helix Funds and oversaw Helix Funds' dispositions for ARC. Mr. Weinberg also served as Vice President of Investments and Asset Management at EOP where he worked from 2003 to 2007. In this role, he participated in over $6 billion of investment activity and oversaw EOP's 16 million-square-foot office portfolio in Southern California. Earlier in his career, Mr. Weinberg was Vice President of acquisitions at LaSalle Investment Management and an attorney at the law firm of Sidley Austin LLP. Mr. Weinberg received his J.D. from Northwestern University School of Law and graduated with highest honors with a B.S. from the University of Illinois.

              Orrin S. Shifrin has been our Executive Vice President, General Counsel and Secretary since May 2014. Prior to joining us, Mr. Shifrin served as General Counsel, Secretary and Chief Compliance Officer of EQX from January 2014 and handled legal matters for Equity Group's real estate investment activity. Mr. Shifrin currently serves as the General Counsel and Secretary for Helix Funds where he participated in the acquisition, management and disposition of over $2.2 billion in real estate assets. Mr. Shifrin also previously served as the General Counsel for ARC. Prior to joining Helix Funds, Mr. Shifrin served as a Principal at Terrapin Properties, LLC, a privately-held real estate investment and development company, where he worked from October 2002 to April 2005 and where his role involved general counsel duties, business development and operations. While there, Mr. Shifrin was involved in over $200 million of residential and commercial real estate-related transactions. Prior to that, Mr. Shifrin was a Partner at the law firm of Katten Muchin Rosenman, where he worked for over 10 years. Mr. Shifrin received his J.D. from Northwestern University School of Law and graduated with highest honors with a B.S. from the University of Illinois.

              Messrs. Weinberg and Shifrin are expected to have limited involvement in the activities of Equity Group and Helix Funds. Messrs. Weinberg and Shifrin have each been an employee of or otherwise involved in the operation of Equity Group and Helix Funds.

 COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

              This Compensation Discussion and Analysis provides a detailed description of the Company's executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis discusses the compensation of the following individuals, who were the Company's named executive officers for 2016:

Name	Title

David A. Helfand	President and Chief Executive Officer
Adam S. Markman	Executive Vice President, Chief Financial Officer and Treasurer
David S. Weinberg	Executive Vice President and Chief Operating Officer
Orrin S. Shifrin	Executive Vice President, General Counsel and Secretary

Overview of Company Performance during 2016

              2016 was another year of significant accomplishment for our Company. We continued to create value and reduce risk by making significant progress on our business strategy to reshape our portfolio, strengthen our balance sheet, improve leasing and operations, and foster a cohesive culture to serve as the foundation for value creation for our shareholders. More specifically, we accomplished the following during 2016:

    Continued Repositioning Our Portfolio

  •
  Disposed of 30 properties consisting of 62 buildings in 19 separate transactions at an aggregate sales price of $1.26 billion, representing 33% of our portfolio square footage

  •
  Significantly increased the quality of our portfolio, which now consists of larger buildings in better locations that generate higher revenue and net operating income per square foot

  •
  Evaluated numerous external growth opportunities, including single and multi-asset acquisitions as well as corporate-level opportunities

  •
  Completed conversion to an umbrella partnership REIT ("UPREIT"), making tax efficient currency available for acquisitions

    Strengthened Balance Sheet

  •
  Utilized sale proceeds from our dispositions to repay approximately $832.0 million of debt and preferred shares while increasing our cash balance to $2.1 billion (cash balance exceeds total debt by over $950 million)

  •
  Repurchased approximately 2.5 million common shares at an average price of $27.68 per share

  •
  Earned an improved rating's outlook, from stable to positive with Moody's, reflecting management's success in simplifying the portfolio, reducing exposure to numerous smaller markets and weaker properties, and improving leasing velocity

  •
  Positioned our capital structure with flexibility and liquidity to utilize in creating future shareholder value

    Improved Leasing and Operations

  •
  Completed new leasing of approximately 860,000 square feet and renewed leases covering approximately 2.3 million square feet in our 33-property portfolio

  •
  Active ownership created value through asset repositioning and executing material leases that enhanced the value of sold assets

    Fostered a Corporate Culture to Serve as Foundation for Value Creation for Shareholders

  •
  Fostered a company culture where alignment with shareholders, integrity and open debate are priorities

  •
  Reduced corporate office staffing in connection with downsizing of portfolio, generating annual payroll savings of approximately $1.6 million

              Our Company's total return in 2016 was 9.05%. Overall, as shown below, since implementing our disposition strategy in January 2015, the quality of our portfolio has increased significantly, with 69% of annualized rental revenue earned from assets in our five largest markets at year-end 2016, up from 43% of annualized rental revenue at year-end 2014:

Completed $4.2 billion of dispositions since taking ownership responsibility in 2014

1 Year-End 2016 Portfolio excludes two land parcels.
2 Annualized Rental Revenue is a non-GAAP measure. Please see footnote 2 on page 22 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016 for a description of this measure. During the period 4Q 2014, Annualized Rental Revenue included revenue from straight line rent adjustments and excluded revenue during free rent periods.

              During this same time period, the market value of our equity increased $0.5 billion, we reduced our debt and preferred equity balances by approximately $1.4 billion, and we increased our cash balance by $1.7 billion:

              We now have a portfolio of higher quality properties in better markets with reduced exposure to lower quality assets in tertiary markets, having created significant value while reducing risk. We have generated a significant amount of cash through asset dispositions, which we will look to deploy into opportunistic investments that further improve the quality of our portfolio and create long-term value for our shareholders. The Company is an atypical REIT where standard REIT financial metrics are not currently an appropriate gauge of our performance given our focus on asset dispositions and the repositioning of our portfolio.

Compensation Objectives and Philosophy

              Our compensation program, as approved by the Compensation Committee for 2016, is designed generally to accomplish four key principal objectives:

  1.
  attract, retain and reward effective executive officers who create long-term value for the Company's shareholders;

  2.
  align the long-term interests of our executive officers with the interests of the Company and the Company's shareholders;

  3.
  reward financial and operating performance and leadership excellence; and

  4.
  motivate executives to remain at the Company for the long-term.

              To align with these objectives, we compensate our named executive officers using a combination of the following components: (1) base salary, (2) annual cash incentive compensation, (3) long-term at-risk time and performance-based equity compensation, and (4) broad-based health and welfare benefits that are made available to all of our employees.

              We maintain an open dialogue with investors and are open to investor feedback on executive compensation.

Compensation Snapshot: What We Pay and Why

	OBJECTIVES	KEY FEATURES
Base Salary	• Recognize ongoing performance of job responsibilities and leadership excellence • Provide a regular source of income so employees can focus on day-to-day responsibilities	• Fixed compensation paid in cash • Based on competitive pay, taking into account job scope, position, knowledge, skills and experience

Short-Term Annual Incentive Program (STIP)

•

Motivate the achievement of Company and individual strategic objectives on an annual basis

•

Reward financial and operating performance and leadership excellence

•

Balances objectivity with subjectivity in an effort to support the Company's business strategy

•

Variable cash compensation based on achievement of pre-defined annual performance goals

•

For 2016, funded upon achievement of objective corporate goals (33%) and individual subjective goals (67%); for 2017, funded upon achievement of objective corporate goals (50%) and individual subjective goals (50%)

Long-Term Incentive Compensation Program (LTIC Program)

•

Encourages executives to achieve multi-year strategic and financial objectives to create shareholder value

•

Aligns the long-term interests of executives with the interests of the Company and the Company's shareholders

•

Provides a retention mechanism with vesting over a multi-year period to motivate our executives to remain at the Company for the long-term

•

Performance-based equity compensation with a majority (67%) based on achievement of pre-defined forward looking performance-goals and the remainder (33%) based on service with the Company

•

Performance is based on relative TSR over a three-year performance period (vs. the TSRs of the companies that comprise the NAREIT Office Index) with a modifier (reduction) applied for absolute TSR performance that is negative

•

For the time-based and performance-based awards, vesting is back-end loaded (50% vests on the fourth anniversary)

              We believe that the structure of our executive compensation program, as outlined above, will contribute to our achievements and strikes an appropriate balance between the need to attract and retain executives while enabling our executives to execute the Company's strategy. With a majority of each executive's compensation opportunity "at risk", we believe the interests of the executives are appropriately aligned with the interests of stockholders and linked with Company performance.

              The following charts illustrate the target mix between compensation elements for our Chief Executive Officer and the average target mix of our other named executive officers. For our Chief Executive Officer and other named executive officers, the majority (65% and 60%, respectively) of their total target compensation is at-risk, performance-based compensation (i.e., the annual cash bonus and performance-based equity). For our Chief Executive Officer and other named executive officers, the majority (67% and 57%, respectively) of their total target compensation is allocated to long-term incentive (equity) pay subject to various additional performance and vesting criteria while a minority portion is cash-based, further enhancing our named executive officers' alignment with our shareholders.

              * The totals in the charts may not equal the sum of the components due to rounding.

              The following chart illustrates that with respect to the LTIC Program portion of at-risk pay, a significant portion is subject to future performance requirements based on relative total shareholder return vs. our peers while a limited portion is based on continued service with the Company. The allocation of performance-based and time-based awards is consistent between our Chief Executive Officer and other named executive officers. We believe this structure encourages performance yet promotes retention during a period in which we are undergoing significant change at our organization while repositioning our portfolio.

Executive Compensation Program Highlights

              The table below highlights certain practices that we have utilized and others that we have avoided because we believe doing so is in the best interests of our shareholders:

Pay for Performance. Compensation paid under our annual short-term incentive program and our LTIC Program is based on a mixture of performance metrics that span both annual (short-term) and multi-year (long-term) performance periods. The leading metric is our relative total shareholder return compared to the total shareholder returns of the companies that comprise the NAREIT Office Index, with a reduction modifier applied if our return is negative.
No Single Trigger Change in Control Provisions. Upon a change in control, a qualified termination must occur for award acceleration to occur (12-month window period).

Pay for Performance Compensation Mix. The overall compensation opportunity that is fixed is limited while a significant portion is at-risk and can only be earned based on the achievement of certain criteria.
No Executive Perquisites. We do not provide any supplemental executive retirement plans, company cars, club memberships or other executive perquisites.

Stock Ownership Guidelines. We have ownership guidelines in place for the CEO and other named executive officers, as well as for our non-employee trustees.	Limited Retirement and Health Benefits. We do not have a defined benefit plan.

Clawback Policy. Our clawback policy covers all incentive-based compensation (cash and equity) and applies to all of our named executive officers in the event of a material restatement of the Company's financials as a result of misconduct.	No Hedging or Pledging of Company Stock. Our anti-hedging and anti-pledging policies prohibit our trustees and employees from engaging in hedging and pledging activities.

Independent Compensation Consultant. The Compensation Committee retained an independent compensation consulting firm, FPL Associates, with expertise in the REIT industry.	No Gross-Ups. We do not have any arrangements requiring us to gross-up compensation to cover taxes owed by the executives, including excise taxes payable by the executive in connection with a change in control.

Compensation Risk Assessment. The Compensation Committee conducted a compensation risk assessment to ensure that the executive compensation program does not encourage excessively risky behaviors.	No Dividends on Unearned Performance Awards. We will not pay dividend equivalents with respect to performance-based awards unless and until the awards are earned, at which time each holder of an earned award will receive an amount in cash equal to the aggregate amount of ordinary cash dividends that would have been paid in respect of the common shares underlying the award had such shares been issued to the holder on the first day of the performance period. Thereafter, dividend equivalents will be paid currently on earned awards.

Compensation Determination Process

  Role of the Compensation Committee and Management

              The Compensation Committee reviews and approves the corporate goals and objectives with respect to the compensation of the Company's named executive officers on an annual basis. The Compensation Committee evaluates the performance of each named executive officer in light of these goals and objectives and, on the basis of such evaluation, determines and approves the compensation for each named executive officer. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of the named executive officers other than the Chief Executive Officer.

              In determining the appropriate compensation for the Company's named executive officers, the Compensation Committee considers the Company's performance and shareholder return, the amount of compensation payable, including incentive awards, to similarly-situated officers at comparable companies, any shareholder vote on compensation and any other factors the Compensation Committee deems necessary or appropriate in its discretion. The Compensation Committee seeks to ensure that our compensation plans are designed with an appropriate balance of risk and reward in relation to the Company's overall business strategy and do not encourage excessive or unnecessary risk-taking behavior. In addition, the Compensation Committee seeks to ensure that our programs encourage high performance, promote accountability and align our named executive officers' interests with those of our shareholders.

  Advisory Vote on Named Executive Officer Compensation

              Our shareholders overwhelmingly approved the compensation of our named executive officers in the non-binding advisory vote that we conducted at the 2016 annual meeting of shareholders, with approximately 96% of the votes cast in favor of this proposal. The Compensation Committee considered these voting results as supportive of our executive compensation philosophy and determined to continue our current compensation practices.

  The Role of the Compensation Consultant

              Under its charter, the Compensation Committee has the sole authority to retain and terminate outside legal or other advisors to the Compensation Committee as it deems necessary and appropriate in its sole discretion, including compensation consultants. The Compensation Committee has engaged FPL Associates L.P. ("FPL") to advise it on matters related to the compensation of our executive officers and our compensation plans. FPL is engaged by, and reports directly to, the Compensation Committee, which has the sole authority to retain or terminate FPL and to approve the consultant's fees and other retention terms. FPL provides no other services to the Company. The Compensation Committee has reviewed the independence of FPL in light of SEC rules and NYSE listing standards regarding compensation consultants, and the Compensation Committee has concluded that FPL's work is independent and does not raise any conflict of interest.

  Use of Benchmarking and Peer Group Data

              The Compensation Committee uses peer group data as one tool in assessing and determining pay for our executive officers. Competitive market data is intended to provide a framework for current market pay practices, trends, best practices, and overall industry performance. We believe this use of peer company data is consistent with how shareholders and proxy advisory firms use such data. However, over reliance on market data can provide an incomplete picture, and therefore we also factor in an individual's personal contributions to the organization, unique qualifications and skills sets, the particular circumstances of our Company at this time, and ultimately strive to create compensation magnitudes that are appropriate for the risk profile of our Company today and over the longer-term. As an initial reference point, the market median (or a reasonable range above or below the median) for each compensation element serves as an indicator of competitive market trends, and the Compensation Committee uses it as a starting point when setting each of our named executive officer's compensation.

              The Compensation Committee has retained FPL to, among other things: (1) assist in benchmarking our executive compensation against our peers; (2) analyze trends in compensation in the marketplace generally and compensation program design changes among our peers specifically; and (3) provide updates with respect to new legislative matters related to compensation.

              In 2014, with recommendations from FPL, the Compensation Committee selected the companies to be included in our peer groups based on best market practices for peer group selection while recognizing that our particular company circumstance was unique due to our recent transition to an internally managed company and our disposition strategy, and as such, direct peers were difficult to find. Ultimately, a variety of factors were utilized to determine our peer groups' members, including: (1) REITs that are comparable to us based on size, (2) REITs that are comparable to us based on asset class (office), and/or (3) REITs with a higher degree of complexity and management intensive operations. As a result, both a Public REIT Peer Group was utilized as well as an Office REIT Subset Peer Group. The Compensation Committee, with advice from FPL, annually reviews our peer groups and may update their compositions to better reflect our competitive landscape or, if necessary, to account for any corporate changes, including acquisitions and dispositions. The Compensation Committee determined that no changes to our peer groups were necessary or appropriate for fiscal year 2016.

              The following table contains the names of each company within both peer groups. As of December 31, 2016, all of the peer companies (with the sole exception being Boston Properties) rank between 0.7x and 2.5x our Company's equity market capitalization and total market capitalization.

Public REIT Peer Group	Office REIT Subset
Alexandria Real Estate Equities, Inc.	Alexandria Real Estate Equities, Inc.
Boston Properties, Inc.	Boston Properties, Inc.
Brandywine Realty Trust	Brandywine Realty Trust
Camden Property Trust	Columbia Property Trust, Inc.
Columbia Property Trust, Inc.	Douglas Emmett, Inc.
Douglas Emmett, Inc.	Highwoods Properties, Inc.
Highwoods Properties, Inc.	Hudson Pacific Properties, Inc.
Hudson Pacific Properties, Inc.	Piedmont Office Realty Trust, Inc.
Liberty Property Trust
Piedmont Office Realty Trust, Inc.
PS Business Parks, Inc.
Regency Centers Corporation
W.P. Carey, Inc.
Weingarten Realty Investors

Elements of Compensation

  Base Salary

              We pay our named executive officers base salaries to provide them with a predictable and stable source of cash income in order to compensate them for performing the requirements of their respective positions and to retain and motivate them.

              The Compensation Committee reviews each named executive officer's annual base salary on an annual basis, and any adjustments to an executive's base salary are based on the Compensation Committee's evaluation of the executive's performance in light of the corporate goals and objectives established by the Compensation Committee each year with respect to the compensation of the executive officers. In determining the appropriate annual base salary for each named executive officer, the Compensation Committee also considers the executive's contribution to the Company, the Company's performance and shareholder return, the amount of compensation payable to similarly-situated executives at comparable companies (including any increases in such compensation), any shareholder vote on compensation and any other factors the Compensation Committee deems necessary or appropriate in its discretion.

              On January 26, 2016, the Compensation Committee approved a 3% increase in the annual base salary for each of Messrs. Helfand, Markman and Shifrin for the 2016 fiscal year. The Compensation Committee also approved a 22% increase in the annual base salary for Mr. Weinberg for the 2016 fiscal year. The Compensation Committee approved these increases based on the factors discussed above in the preceding paragraph, and, with respect to Mr. Weinberg, in recognition of his increased contribution to the Company and to align his base salary with the base salaries of similarly-situated executives at comparable companies.

Named Executive Officer	2015 Base Salary	2016 Base Salary	Percent Change

David A. Helfand	$600,000	$618,000	3%

Adam S. Markman	$450,000	$463,500	3%

David S. Weinberg	$450,000	$550,000	22%

Orrin S. Shifrin	$450,000	$463,500	3%

              See the section below entitled "Compensation Discussion and Analysis – 2017 Compensation Actions – 2017 Base Salaries" for information on certain increases in the annual base salaries for the named executive officers that the Compensation Committee approved in 2017 for the 2017 fiscal year.

  Annual Cash Incentive Compensation

              The Company's named executive officers are eligible to receive annual bonuses under the Company's Short-Term Annual Incentive Program (the "STIP") based on the achievement of certain performance criteria for the applicable fiscal year, as determined by the Compensation Committee. The purpose of the STIP is to encourage outstanding Company and individual performance by motivating the Company's executives to achieve short-term Company and individual goals by rewarding performance measured against key annual strategic objectives. STIP bonuses are paid 100% in cash.

              In January 2016, the Compensation Committee approved corporate and individual performance goals for determining the amount of cash bonuses to be awarded to our named executive officers for the 2016 fiscal year under the STIP. With respect to the corporate performance goals, the

Compensation Committee did not believe that, as an atypical REIT in the midst of repositioning the portfolio, standard REIT financial metrics were an appropriate measure of the Company's performance. Rather, the goals were based 33% on the achievement of the following objective corporate performance metrics, with threshold, target and maximum values established by the Compensation Committee at what it believed to be appropriately rigorous and challenging levels for each metric:

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  volume of property dispositions;

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  same property leased occupancy; and

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  same property cash net operating income.

              Specifically, in connection with our Board-approved disposition strategy, the Compensation Committee tied the Company's named executive officers' annual bonuses to this objective by measuring the volume of property dispositions. Additionally, the Compensation Committee looked to quantify the effectiveness of our named executive officers in retaining and attracting tenants to the Company's assets, which is captured in the measurement of same property leased occupancy. Change in same property cash net operating income measures the named executive officers' ability to impact the Company's earnings at our assets, which captures both changes in rents and whether expenses are being properly controlled. The Compensation Committee selected these metrics as they believed that they are key indicators of whether we are successfully executing our business strategy. The Compensation Committee established the following rigorous threshold, target and maximum values for each metric, whereby the Company exceeded target but fell short of maximum for two metrics and fell below the minimum/threshold requirement for the other metric:

Performance Metric	Percentage	Threshold	Target	Maximum	Actual

Volume of Property Dispositions	33.33%	$500 Million	$1.0 Billion	$1.5 Billion	$1.26 Billion

Same Property Leased Occupancy	33.33%	50 Basis Points below Target	2016 Budget	50 Basis Points above Target	180 Basis Points below Target

Same Property Cash Net Operating Income[1]	33.33%	50 Basis Points below Target	2016 Budget	50 Basis Points above Target	17 Basis Points above Target

              As shown in the table above, for fiscal year 2016, the Company achieved the volume of property dispositions and same property cash net operating income metrics between the target and the maximum values established by the Compensation Committee for each such metric, and interpolated between those levels for purposes of determining the bonus payouts. The Company achieved the same property leased occupancy metric below the threshold value established by the Compensation Committee for such metric, resulting in no bonus payout for this metric.

1 Cash Net Operating Income is net operating income, or NOI, excluding the effects of straight line rent adjustments, lease value amortization, and lease termination fees. The year-to-date same property versions of these measures include the results of properties continuously owned from January 1, 2015 through December 31, 2016. Land parcels and properties classified as held for sale within our condensed consolidated balance sheets are excluded from the same property versions of these measures. Please see footnote 3 on page 33 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016 for a description of NOI.

              The other 67% of award determinations under the STIP for fiscal year 2016 were based on the achievement of subjective individual performance goals that the Compensation Committee established for each of our named executive officers. The Compensation Committee believes that in the near term, as the Company continues to execute on its new strategic direction, the performance of our named executive officers will be difficult to assess with purely objective, quantitative goals. Since the completion of our transition to being an internally managed REIT in 2015, we have focused on rationalizing and upgrading our portfolio through asset dispositions and investments in higher quality and more profitable properties. We have generated a significant amount of cash through asset dispositions, which we will look to use to make opportunistic investments that further improve the quality for our portfolio and create long-term value for our shareholders. The Compensation Committee does not believe that at this time, standard REIT financial metrics are an appropriate gauge of our performance given our focus on asset dispositions and repositioning our portfolio. In order to continue to motivate our named executive officers and reward their performance during this time of transition, the Compensation Committee determined that it is appropriate for subjective individual performance goals to play a meaningful role in determining the named executive officers' annual bonuses for the 2016 fiscal year. The Compensation Committee expects to continue to shift to more objective, quantitative goals for the STIP following the completion of the Company's repositioning. As set forth in the table below, the Company has progressively made a transition in that direction since the Company assumed responsibility for its operations from its former external manager in 2014, subsequently completed the internalization of management in 2015 and undertook to reposition the portfolio:

Bonus Determination	2015	2016	2017

Percentage Based on Objective Goals	0%	33%	50%

Percentage Based on Subjective Goals	100%	67%	50%

              The 2016 individual goals for our named executive officers included, among others:

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  for Mr. Helfand, providing leadership to create value for all of our stakeholders, leading the underwriting and evaluation of future growth opportunities, facilitating effective board and senior management leadership, communication and teamwork, fostering a corporate culture grounded in our core values that promotes integrity and achievement through a period of transition, and cultivating relationships with senior executives in the real estate and investment communities to raise our profile and maximize investment opportunities;

  •
  for Mr. Markman, cultivating and improving relationships with institutional investors and analysts, improving access to capital through growing relationships with rating agencies and investment banks, evaluating and executing on growth opportunities, effectively managing our accounting and tax functions, and supporting the maintenance and enhancement of our corporate earnings and net asset value models;

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  for Mr. Weinberg, effectively managing the Company and our third party property manager, CBRE, Inc., overseeing dispositions, increasing acquisition activity, and developing our investment professionals, asset managers and financial analysts; and

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  for Mr. Shifrin, providing valuable legal advice on real estate, public market and transactional-related matters, proactively supporting property operations and leasing to enhance efficiencies while promoting compliance with laws and regulations, facilitating effective board and senior management leadership infused with the highest level of ethical integrity, including by maintaining "best in class" corporate governance and compliance environment, facilitating effective and cost-efficient insurance procurement taking into account the changing portfolio, and encouraging an effective risk management culture.

              The threshold, target and maximum annual bonus amounts for Messrs. Helfand, Weinberg, Markman and Shifrin under the STIP for fiscal year 2016, as a percentage of their respective annual base salaries, were as follows:

Named Executive Officer	Threshold	Target	Maximum

David A. Helfand	75%	150%	225%

Adam S. Markman	50%	100%	150%

David S. Weinberg	50%	100%	150%

Orrin S. Shifrin	50%	100%	150%

              On January 24, 2017, as set forth in the table below, the Compensation Committee approved the following cash bonus awards under the STIP for the named executive officers for fiscal year 2016: (i) Mr. Helfand, $1,177,290; (ii) Mr. Markman, $588,645; (iii) Mr. Weinberg, $698,500; and (iv) Mr. Shifrin, $588,645.

Named Executive Officer	Threshold (0.5x)	Target (1.0x)	Maximum (1.5x)	Actual[1]

David A. Helfand	$463,500	$927,000	$1,390,500	$1,177,290

Adam S. Markman	$231,750	$463,500	$695,250	$588,645

David S. Weinberg	$275,000	$550,000	$825,000	$698,500

Orrin S. Shifrin	$231,750	$463,500	$695,250	$588,645

              The bonus amount awarded to each of Messrs. Helfand, Markman, Weinberg and Shifrin is between the target and maximum bonus amounts that were established for the executive. The Compensation Committee determined the bonus amounts based on the level of achievement of the applicable corporate performance metrics (with each metric weighted equally) and its subjective assessment of each executive's achievement of the applicable individual performance goals. In determining the bonus amounts for fiscal year 2016, the Compensation Committee also considered, among other things, the successful execution of the Company's business strategy and each of the executive's contributions to the improvement of the Company's capital structure.

    Long-Term Equity Compensation

              For 2016, the Company's named executive officers were eligible to receive annual equity awards with time-based vesting requirements, such as restricted shares, and equity awards with a combination of time and performance-based vesting requirements, such as restricted share units ("RSUs"), under our Long-Term Incentive Compensation Program (the "LTIC Program"). The purpose of the LTIC Program is to attract and retain talented executives and key employees, to motivate future performance and to link compensation to performance of the Company's stock over a multi-year period. The Compensation Committee believes that it is appropriate to use a combination of time and performance-based awards in order to attract and retain talented executives and key employees, and to link compensation to performance of the Company's stock over a multi-year period. The Compensation Committee grants LTIC Program awards to our named executive officers in January of each fiscal year. The amount of awards granted to each executive is determined based on his performance and the

1 The actual bonus payout was calculated as follows: (1) for the individual goals, achievement at maximum for actual payout; and (2) for the corporate goals, (a) for the volume of property dispositions and same property cash net operating income, achievement between target and maximum with interpolation between these levels for actual payout, and (b) for same property leased occupancy, achievement below threshold, resulting in no actual payout.

Company's performance during the prior fiscal year. We grant equity awards under the Equity Commonwealth 2015 Omnibus Incentive Plan, as amended (the "2015 Omnibus Plan'). Prior to obtaining shareholder approval of the 2015 Omnibus Plan at our 2015 annual meeting of shareholders, we granted equity awards under the Equity Commonwealth 2012 Equity Compensation Plan, as amended (the "2012 Equity Plan"). The 2015 Omnibus Plan replaced the 2012 Equity Plan, under which no additional awards will be granted.

              LTIC Shares. For each executive, 33% of the target LTIC Program award consists of equity awards with time-based vesting requirements, such as restricted shares ("LTIC Shares"). In January 2016, the Compensation Committee granted 37,987 LTIC Shares to Mr. Helfand, 15,930 LTIC Shares to Mr. Markman, 19,606 LTIC Shares to Mr. Weinberg and 12,254 LTIC Shares to Mr. Shifrin. Based on the closing price per share of our common shares of beneficial interest, $0.01 par value per share (the "Common Shares"), of $26.93 on January 26, 2016, the LTIC Shares had a value on the grant date of $1,022,990, $527,990, $428,995 and $330,000 for Messrs. Helfand, Markman, Weinberg and Shifrin, respectively.

              The LTIC Shares will vest 25% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date, subject to the executive's continued employment with the Company through the applicable vesting date. Each LTIC Share entitles the named executive officer to receive any dividends declared on the Common Shares beginning on the grant date of the LTIC Share.

              LTIC RSUs. The other 67% of the target LTIC Program award for each executive consists of equity awards with time-based and performance-based vesting requirements, such as RSUs (the "LTIC RSUs"). Each LTIC RSU represents the right to receive one Common Share. In January 2016, the Compensation Committee granted 77,126 LTIC RSUs to Mr. Helfand, , 32,343 LTIC RSUs to Mr. Markman, 39,807 LTIC RSUs to Mr. Weinberg and 24,879 LTIC RSUs to Mr. Shifrin, which is the number of LTIC RSUs that each executive will earn if the applicable performance measure is achieved at the target level. The actual number of LTIC RSUs that each executive will earn will be between 0% and 249.25% of the number of LTIC RSUs granted to him, depending on the achievement of the applicable performance criteria. Based on the closing price per Common Share of $26.93 on January 26, 2016, the number of LTIC RSUs that will be earned by the executives if the Company's performance is at the target level had a value on the grant date of $2,077,003, $1,072,003, $870,997 and $669,991 for Messrs. Helfand, Markman, Weinberg and Shifrin, respectively. Since the number of LTIC RSUs that will be earned, if any, will not be determined until the end of the three-year performance period, the actual value of the LTIC RSUs could be higher or lower than the foregoing target levels, depending on the Company's achievement of the applicable performance criteria.

              The performance measure for the LTIC RSUs is the TSR of the Company's Common Shares over a three-year performance period relative to the TSRs of the companies that comprise the NAREIT Office Index over the same period of time, provided that only companies that are public throughout the entire performance period will be included for purposes of calculating the relative TSR comparison. After the Company's TSR percentile is determined, the number of LTIC RSUs that will be earned by an executive will be determined by multiplying the number of LTIC RSUs that was granted to the executive by the applicable percentage listed in the table below.

Company TSR Relative to NAREIT Office Index TSRs over Performance Period	% of Granted RSUs Earned[1]

90th Percentile and Above	249.5%

80th Percentile	212.0%

70th Percentile	174.5%

60th Percentile	137.0%

50th Percentile (Target)	100.0%

40th Percentile	68.5%

30th Percentile	37.5%

25th Percentile	25.5%

Below 25th Percentile	0.0%

              If the Company's total TSR for the performance period is negative, any LTIC RSUs deemed earned based on the table above will be reduced by 25%. To the extent performance falls between two levels in the table above, linear interpolation will apply in determining the percentage of the LTIC RSUs that are earned. Any LTIC RSUs that do not become earned at the end of the performance period will be forfeited.

              The LTIC RSUs will vest, if at all, as follows: (i) 50% following the conclusion of the performance period on the date that the Compensation Committee determines whether and to what extent the performance criteria have been achieved, and (ii) 50% on the fourth anniversary of the grant date, subject in each case to the executive's continued employment with the Company through such date. Earned LTIC RSUs, if any, will generally be paid out as soon as practicable following the applicable vesting date. The Compensation Committee believes that subjecting 50% of any earned RSUs to an additional one-year vesting period further serves to motivate and retain our named executive officers and to align their interests with the interests of our shareholders.

              The named executive officers will not be entitled to receive any dividends with respect to the Common Shares underlying the LTIC RSUs unless and until the LTIC RSUs are earned, at which time each executive will be entitled to receive an amount in cash equal to the aggregate amount of ordinary cash dividends that would have been paid in respect of the Common Shares underlying the executive's earned LTIC RSUs had such Common Shares been issued to the executive on the first day of the performance period. Following the performance period, each executive will be entitled to receive, in respect of each earned LTIC RSU held by the executive, whether or not vested, an amount in cash equal to the per share amount of any ordinary cash dividend paid by the Company to the shareholders.

1 The actual number of LTIC RSUs earned will be the number of LTIC RSUs awarded to each executive, which is the target number of LTIC RSUs that can be earned, multiplied by the applicable percentage listed in the table above. The actual number of LTIC RSUs will be determined at the end of the three-year performance period. The percentages listed in the table above are rounded to the nearest 0.5%.

              The following charts illustrate the performance for the outstanding LTIC RSUs that were granted to our named executive officers in 2014, 2015 and 2016, and the percentage of each such tranche of LTIC RSUs that would become earned based on actual performance through December 31, 2016. The actual number of LTIC RSUs in each tranche that will become earned will be determined at the end of the applicable performance period.

              The following illustrations show the performance periods and vesting schedules for the LTIC Program awards. The duration of the LTIC Program awards is four years from start to finish including performance criteria and further vesting.

Performance-Based Awards (67% of LTIC Program Awards):

Time-Based Awards (33% of LTIC Program Awards):

              The treatment of the LTIC Shares and LTIC RSUs upon a termination of the executive's employment and/or a change in control of the Company is described below in the section entitled "Potential Payments Upon Termination or Change in Control."

  No Employment Agreements or Severance Plans

              Our named executive officers do not have employment agreements with the Company, and they are not entitled to receive any severance payments or benefits upon a termination of employment, other than the acceleration of all or a portion of their outstanding equity awards upon certain terminations of employment or in connection with a change in control of the Company, as described below in the section entitled "Potential Payments Upon Termination or Change in Control."

  Other Employee Benefits and Perquisites

              We provide to all our employees, including our named executive officers, broad-based health and welfare benefits that are intended to attract and retain employees while providing them with health and welfare security. Our named executive officers are eligible to receive the same benefits, including life and health benefits and vacation, holiday and sick time, that are available to all employees. We do not provide executive perquisites to our named executive officers.

Other Compensation Practices and Policies

  Stock Ownership Guidelines

              We believe that equity ownership by our officers helps align their interests with our shareholders' interests. To that end, we have adopted formal stock ownership guidelines applicable to all of our named executive officers. On an annual basis, we evaluate the ownership status of the named executive officers.

              Pursuant to our Corporate Governance Guidelines, our Chief Executive Officer is required to own our securities equal in value to at least five times his base salary. Each of our other named executive officers is required to own our securities equal to at least three times his base salary. Each named executive officer has five years to comply with the ownership requirement and is required to hold shares at this level while serving in his position. Each named executive officer must retain all net securities (after payment of applicable taxes) earned from any equity award until the applicable stock ownership requirement is achieved. All of our named executive officers are in compliance with our stock ownership guidelines as of the date of this Proxy Statement. See the section below entitled "Trustee Compensation – Stock Ownership Guidelines" for a discussions of the stock ownership guidelines applicable to non-employee trustees.

  Anti-Hedging and Anti-Pledging Policies

              The Board has adopted restrictions on hedging and pledging securities issued by the Company. With respect to hedging, trustees, officers, employees and their family members who reside with them are prohibited from trading in any interest relating to the future price of the Company's securities, such as a put, call or short sale. With respect to pledging, trustees, officers, employees and their family members who reside with them are prohibited from holding securities issued by the Company in a margin account or pledging these securities as collateral for a loan. The Board may grant exceptions to this anti-pledging policy. No such exceptions have been granted since the implementation of the policy on July 31, 2014.

  Tax Deductibility of Executive Compensation

              Under Section 162(m) of the Internal Revenue Code, a public company generally is limited to a $1 million deduction for compensation paid to its chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer). This limitation does not apply to compensation that meets the requirements under Section 162(m) for qualifying performance-based compensation. The 2015 Omnibus Plan is intended to permit awards that comply with the Section 162(m) exception for qualifying performance-based compensation. The Company believes that because it qualifies as a real estate investment trust under the Internal Revenue Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that may not satisfy the requirements under Section 162(m) for qualified performance-based compensation generally will not materially affect the Company's net income. For these reasons, the Compensation Committee's compensation policy and practices may not be directly guided by considerations relating to Section 162(m).

  Clawback Policy

              The Compensation Committee adopted a clawback policy in 2014, pursuant to which if the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer must reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the public issuance of the non-compliant document, and (ii) any profits realized from the sale of its securities during those 12 months. In March 2017, the Compensation Committee modified the clawback policy so that it now applies to all of our named executive officers. In connection with the requirement under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 that we implement a policy providing for the recovery of incentive-based compensation subject to recoupment following a required accounting restatement, we intend to revise our clawback policy after final rules are issued by the Securities and Exchange Commission to conform to such rules.

2017 Compensation Actions

  2017 Base Salaries

              On January 24, 2017, the Compensation Committee approved a 3% increase in the annual base salary for each of Messrs. Helfand, Markman, Weinberg and Shifrin for the 2017 fiscal year. The Compensation Committee approved these increases in recognition of each named executive officer's contribution to the Company, taking into consideration the base salary increases of similarly-situated executives at the companies in the Company's peer group.

Named Executive Officer	2016 Base Salary	2017 Base Salary	Percent Change

David A. Helfand	$618,000	$636,540	3%

Adam S. Markman	$463,500	$477,405	3%

David S. Weinberg	$550,000	$566,500	3%

Orrin S. Shifrin	$463,500	$477,405	3%

  2017 STIP Performance Goals

              In January 2017, the Compensation Committee approved a modification to the STIP for fiscal year 2017. Specifically, 50% of award determinations under the STIP for fiscal year 2017 will be based on the achievement of objective, quantitative corporate performance metrics and 50% of award determinations under the STIP for fiscal year 2017 will be based on the achievement of subjective, individual performance goals. The Compensation Committee expects to continue to shift to more objective, quantitative goals for the STIP following the completion of the Company's repositioning. As set forth in the table below, the Company has progressively made a transition in that direction since the Company assumed responsibility for its operations from its former external manager in 2014, subsequently completed the internalization of management in 2015 and undertook to reposition the portfolio:

Bonus Determination	2015	2016	2017

Percentage Based on Objective Goals	0%	33%	50%

Percentage Based on Subjective Goals	100%	67%	50%

  2016 LTIC Program Awards

              On January 24, 2017, the Compensation Committee approved the grant of equity awards to our named executive officers for fiscal year 2016 performance and to motivate future performance and further align the interests of our executive officers and our shareholders pursuant to the LTIC Program.

The named executive officers (and other employees who are eligible to receive long-term incentive compensation as part of their annual compensation package) were given the option to elect to receive their 2016 LTIC Program awards in the form of LTIC Shares and LTIC RSUs or in the form of LTIP Units, which are discussed in more detail below. Messrs. Helfand, Weinberg and Shifrin elected to receive their 2016 LTIC Program awards in the form of LTIC Shares and LTIC RSUs, and Mr. Markman elected to receive his 2016 LTIC Program awards in the form of LTIP Units.

              For each of Messrs. Helfand, Weinberg and Shifrin, 33% of the executive's target LTIC Program award consists of LTIC Shares and 67% consists of LTIC RSUs. For Mr. Markman, 33% of his target LTIC Program award consists of LTIP Units with time-based vesting requirements (the "Time-Based LTIP Units") and 67% consists of LTIP Units with time-based and performance-based vesting requirements (the "Performance-Based LTIP Units"). The table below lists the 2016 LTIC Program awards that were granted by the Compensation Committee to each named executive officer in January 2017, which were all granted under the 2015 Omnibus Plan.

Named Executive Officer	Time-Based LTIC Shares	Performance-Based LTIC RSUs	Time-Based LTIP Units	Performance-Based LTIP Units

David A. Helfand	33,482	67,979	—	—

Adam S. Markman	—	—	14,041	28,507

David S. Weinberg	16,662	33,829	—	—

Orrin S. Shifrin	10,801	21,929	—	—

              LTIC Shares.    Based on the closing price per Common Share of $31.47 on January 24, 2017, the LTIC Shares granted to Messrs. Helfand, Weinberg and Shifrin had a grant date value of $1,053,679, $524,353 and $339,907, respectively.

              LTIC RSUs.    Based on the closing price per Common Share of $31.47 on January 24, 2017, the number of LTIC RSUs that will be earned by the executives if the Company's performance is at the target level had a value on the grant date of $2,139,299, $1,064,599 and $690,106 for Messrs. Helfand, Weinberg and Shifrin, respectively. The actual number of LTIC RSUs that each executive will earn will be between 0% and 249.25% of the number of LTIC RSUs granted to him, depending on the achievement of the applicable performance criteria. Since the number of LTIC RSUs that will be earned, if any, will not be determined until the end of the three-year performance period, the actual value of the LTIC RSUs could be higher or lower than the foregoing target levels, depending on the Company's achievement of the applicable performance criteria.

              The LTIC Shares and LTIC RSUs granted in 2017 have the same terms and conditions as the LTIC Shares and LTIC RSUs granted in 2016, as described above in the section entitled "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity Compensation." The treatment of the LTIC Shares and LTIC RSUs granted in 2017 upon a termination of the executive's employment and/or a change in control of the Company is the same as the treatment of the LTIC Shares and LTIC RSUs granted in 2016 in such circumstances, as described below in the section entitled "Potential Payments Upon Termination or Change in Control."

              LTIP Units.    LTIP Units are a special class of interests in EQC Operating Trust (the "Operating Trust") that may be issued to employees, officers or trustees of the Operating Trust, the Company or their subsidiaries ("LTIP Units"). The Operating Trust is the entity through which we now conduct our business following our conversion to an UPREIT in 2016. LTIP Units are structured to qualify as "profits interests" for tax purposes. Each LTIP Unit will convert automatically into a share of beneficial interest, designated as a unit, in the Operating Trust (an "OP Unit") on a one-for-one basis when the LTIP Unit becomes vested and upon equalization of its capital account with the per-unit capital account of the OP Units. Holders of OP Units (other than the Company) generally have the right, commencing six months from the date of issuance of such OP Units, to cause the Operating Trust to redeem their OP Units in exchange for cash or, at the option of the Company, Common Shares on a one-for-one basis.

              The Time-Based LTIP Units and the Performance-Based LTIP Units are subject to the same vesting requirements, and will be treated in the same manner upon a termination of employment and/or a change in control of the Company, as the LTIC Shares and the LTIC RSUs, respectively, as described above. LTIP Units generally will be entitled to receive the same per-unit distributions as the other OP Units of the Operating Trust, except that the Performance-Based LTIP Units will not participate in distributions until expiration of the applicable performance period, at which time they will become entitled to receive a special catch-up distribution for the periods prior to such time, and subject to the Operating Trust generating sufficient net income or gain after issuance of the LTIP Units. Based on the closing price per Common Share of $31.47 on January 24, 2017, the Time-Based LTIP Units granted to Mr. Markman had a value on the grant date of $441,870. Based on the same closing price per Common Share, the number of Performance-Based LTIP Units that will be earned by Mr. Markman if the Company's performance is at the target level had a value on the grant date of $897,115. Since the number of Performance-Based LTIP Units that will be earned by Mr. Markman, if any, will not be determined until the end of the three-year performance period, the actual value of the Performance-Based LTIP Units could be higher or lower than the foregoing target levels, depending on the Company's achievement of the applicable performance criteria.

 COMPENSATION COMMITTEE REPORT

              The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's proxy statement for the Company's 2017 annual meeting of shareholders, and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted,
THE COMPENSATION COMMITTEE
Kenneth Shea, Chairman James L. Lozier, Jr. Gerald A. Spector

EXECUTIVE COMPENSATION

Summary Compensation Table

              The following Summary Compensation Table includes the 2014, 2015 and 2016 compensation data for our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

David A. Helfand	2016	618,000	-	4,015,479[1]	1,177,290[4]	-	5,810,769

President, Chief Executive	2015	600,000	-	4,035,385[2]	1,250,000[4]	-	5,885,385

Officer and Trustee	2014	346,154	1,250,000	9,218,525[3]	-	-	10,814,679

Adam S. Markman	2016	463,500	-	1,683,903[1]	588,645[4]	-	2,736,048

Executive Vice President, Chief	2015	450,000	-	1,692,246[2]	650,000[4]	-	2,792,246

Financial Officer and Treasurer	2014	207,692	575,000	3,072,838[3]	-	43,648[5]	3,899,178

David S. Weinberg	2016	550,000	-	2,072,501[1]	698,500[4]	-	3,321,001

Executive Vice President,	2015	450,000	-	1,692,246[2]	675,000[4]	-	2,817,246

Chief Operating Officer	2014	259,616	625,000	3,072,838[3]	-	-	3,957,454

Orrin S. Shifrin	2016	463,500	-	1,295,305[1]	588,645[4]	-	2,347,450

Executive Vice President,	2015	450,000	-	1,301,721[2]	650,000[4]	-	2,401,721

General Counsel and Secretary	2014	259,616	625,000	3,072,838[3]	-	-	3,957,454

1 Represents the aggregate grant date fair value of the restricted shares and RSUs granted to the named executive officer on January 26, 2016, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures for purposes of computing the value of the RSUs, and based on the assumptions described in Note 13 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016. The grant date fair value of the restricted shares ($1,022,990 for Mr. Helfand, $428,995 for Mr. Markman, $527,990 for Mr. Weinberg and $330,000 for Mr. Shifrin) is equal to the closing price per Common Share on the date of grant, $26.93, multiplied by the number of shares granted (37,987 for Mr. Helfand, 15,930 for Mr. Markman, 19,606 for Mr. Weinberg and 12,254 for Mr. Shifrin). The grant date fair value of the RSUs ($2,992,489 for Mr. Helfand, $1,254,908 for Mr. Markman, $1,544,512 for Mr. Weinberg and $965,305 for Mr. Shifrin) is based on a Monte Carlo simulation model, representing the number of RSUs that would be earned by the executive if the target level of performance is achieved (77,126 for Mr. Helfand, 32,343 for Mr. Markman, 39,807 for Mr. Weinberg and 24,879 for Mr. Shifrin), as such level of achievement represents the probable outcome as of the grant date. The number of RSUs that would be earned by the executive if the maximum level of performance is achieved is 192,238 for Mr. Helfand, 80,616 for Mr. Markman, 99,220 for Mr. Weinberg and 62,011 for Mr. Shifrin.

2 Represents the aggregate grant date fair value of the restricted shares and RSUs granted to the named executive officer on January 28, 2015, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures for purposes of computing the value of the RSUs, and based on the assumptions described in Note 13 of the Company's Annual Report on Form 10-K for the year ended December 31, 2015. The grant date fair value of the restricted shares ($1,023,011 for Mr. Helfand, $429,001 for each of Messrs. Markman and Weinberg and $329,991 for Mr. Shifrin) is equal to the closing price per Common Share on the date of grant, $26.58, multiplied by the number of shares granted (38,488 for Mr. Helfand, 16,140 for each of Messrs. Markman and Weinberg and 12,415 for Mr. Shifrin). The grant date fair value of the RSUs ($3,012,374 for Mr. Helfand, $1,263,245 for each of Messrs. Markman and Weinberg and $971,730 for Mr. Shifrin) is based on a Monte Carlo simulation model, representing the number of RSUs that would be earned by the executive if the target level of performance is achieved (78,142 for Mr. Helfand, 32,769 for each of Messrs. Markman and Weinberg and 25,207 for Mr. Shifrin), as such level of achievement represents the probable outcome as of the grant date. The number of RSUs that would be earned by the executive if the maximum level of performance is achieved is 194,771 for Mr. Helfand, 81,678 for each of Messrs. Markman and Weinberg and 62,829 for Mr. Shifrin.

3 Represents the aggregate grant date fair value of the special awards of restricted shares and RSUs granted to the named executive officer on October 28, 2014, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures for purposes of computing the value of the RSUs, and based on the assumptions described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2014. The grant date fair value of the restricted shares ($4,156,747 for Mr. Helfand and $1,385,574 for each of Messrs. Markman, Weinberg and

Shifrin) is equal to the closing price per Common Share on the date of grant, $26.66, multiplied by the number of shares granted (155,917 for Mr. Helfand and 51,972 for each of Messrs. Markman, Weinberg and Shifrin). The grant date fair value of the RSUs ($5,061,778 for Mr. Helfand and $1,687,265 for each of Messrs. Markman, Weinberg and Shifrin) is based on a Monte Carlo simulation model, representing the number of RSUs that would be earned by the executive if the target level of performance is achieved (158,280 for Mr. Helfand and 52,760 for each of Messrs. Markman, Weinberg and Shifrin), as such level of achievement represents the probable outcome as of the grant date. The number of RSUs that would be earned by the executive if the maximum level of performance is achieved is 316,559 for Mr. Helfand and 105,520 for each of Messrs. Markman, Weinberg and Shifrin.

4 Represents the amount of the annual cash bonus earned by the executive under the STIP for fiscal years 2016 and 2015, as applicable. See the section above entitled "Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Incentive Compensation" for additional information about the STIP.

5 Represents the amounts paid to or on behalf of Mr. Markman for relocation assistance pursuant to terms of his employment, including tax gross-ups paid to or on behalf of Mr. Markman for those items that are taxable for payroll purposes.

Grants of Plan-Based Awards

              The following table sets forth information with respect to grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)

David A. Helfand	1/26/16	463,500	927,000	1,390,500

	1/26/16				19,570	77,126	192,238		2,992,489[4]

	1/26/16							37,987[3]	1,022,990[5]

Adam S. Markman	1/26/16	231,750	463,500	695,250

	1/26/16				8,207	32,343	80,616		1,254,908[4]

	1/26/16							15,930[3]	428,995[5]

David S. Weinberg	1/26/16	275,000	550,000	825,000

	1/26/16				10,101	39,807	99,220		1,544,512[4]

	1/26/16							19,606[3]	527,990[5]

Orrin S. Shifrin	1/26/16	231,750	463,500	695,250

	1/26/16				6,313	24,879	62,011		965,305[4]

	1/26/16							12,254[3]	330,000[5]

1 These amounts represent potential payouts under our STIP with respect to fiscal year 2016 performance. The annual cash bonus amounts earned by the named executive officers under the STIP for fiscal year 2016, which are reflected in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table" above, are as follows: (i) Mr. Helfand, $1,177,290; (ii) Mr. Markman, $588,645; (iii) Mr. Weinberg, $698,500; and (iv) Mr. Shifrin, $588,645.

2 The amount in the "Target" column represents the number of RSUs granted to the executive on January 26, 2016, and is the target number of RSUs that the executive may earn under the award. The RSUs are market-based grants that will be earned based upon the Company's TSR relative to the TSRs of the companies that comprise the NAREIT Office Index over a three-year performance period, with any earned RSUs vesting 50% following the performance period and 50% on the fourth anniversary of the date of grant. The executive will earn between 0% and 249.25% of the number of the RSUs granted to him depending on the achievement of the performance criteria over the performance period. The executive will earn the target number of RSUs if the Company's relative TSR performance over the three-year performance period is in the 50th percentile. The amount in the "Maximum" column represents the number of RSUs that the executive will earn if the Company's relative TSR performance over the three-year performance period is in the 90th percentile, which is the maximum number of RSUs that the executive may earn under the award. The amount in the "Threshold" column represents the number of RSUs that the executive will earn if the Company's relative TSR performance over the three-year performance period is in the 25th percentile, which is the minimum level of performance that will still result in a portion of the RSUs being earned by the executive (none of the RSUs will be earned if performance is below the 25th percentile).

3 Reflects the number of restricted shares granted to the executive on January 26, 2016. The restricted shares vest 25% on the second anniversary of the grant date, 25% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date.

4 Represents the aggregate grant date fair value of the RSUs granted during 2016 computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, and based on the assumptions described in Note 13 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

5 Represents the aggregate grant date fair value of the restricted shares granted during 2016 computed in accordance with FASB ASC Topic 718 and based on the assumptions described in Note 13 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

              The Company provides long-term equity compensation to certain employees, trustees and officers of the Company and its subsidiaries pursuant to the 2015 Omnibus Plan. The purpose of the 2015 Omnibus Plan is to provide eligible persons with an incentive to contribute to the success of the Company and to operate and manage the Company's business in a manner that will provide for the Company's long-term growth and profitability to benefit its stockholders and other important stakeholders, including its employees and customers, and provide a means of obtaining, rewarding and retaining key personnel. The 2015 Omnibus Plan is administered by the Compensation Committee, which has the authority to select persons to whom awards will be granted and to determine the terms and conditions of such awards. The following types of awards may be granted under the 2015 Omnibus Plan, subject to the limitations set forth in the 2015 Omnibus Plan: stock options; stock appreciation rights; restricted stock, stock units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards; limited partnership interests in the partnership entity through which the Company conducts its business; other equity-based awards; and cash bonus awards.

              The key terms of the restricted shares and RSUs granted to the named executive officers on January 26, 2016, which were granted under the 2015 Omnibus Plan, are described above in the section entitled "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity Compensation."

Outstanding Equity Awards at 2016 Fiscal Year-End

              The following table sets forth information with respect to each of the named executive officer's outstanding equity awards at December 31, 2016.

Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)[3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[4]

David A. Helfand	1/26/16	37,987	1,148,727	77,126	2,332,290

	1/28/15	38,488	1,163,877	194,771	5,889,875

	10/28/14	116,937	3,536,175	158,280	4,786,372

Adam S. Markman	1/26/16	15,930	481,723	32,343	978,052

	1/28/15	16,140	488,074	81,678	2,469,943

	10/28/14	38,979	1,178,725	52,760	1,595,462

David S. Weinberg	1/26/16	19,606	592,885	39,807	1,203,764

	1/28/15	16,140	488,074	81,678	2,469,943

	10/28/14	38,979	1,178,725	52,760	1,595,462

Orrin S. Shifrin	1/26/16	12,254	370,561	24,879	752,341

	1/28/15	12,415	375,430	62,829	1,899,949

	10/28/14	38,979	1,178,725	52,760	1,595,462

1 Reflects the number of restricted shares granted to the executive on January 26, 2016, January 28, 2015 and October 28, 2014, respectively. The restricted shares vest 25% on the second anniversary of the grant date, 25% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date.

2 Amounts reported are based on the closing market price of our common stock as of December 30, 2016 ($30.24).

3 Reflects the number of RSUs that the executive would earn in respect of the RSUs granted to him on January 26, 2016, January 28, 2015 and October 28, 2014, as applicable, based on achieving the target level of performance for the RSUs granted in 2016 and 2014, and the maximum level of performance for the RSUs granted in 2015. The level of achievement assumed for each grant is the next higher performance level (i.e., target or maximum) that exceeds the actual performance level achieved in respect of each award calculated as of December 31, 2016, in accordance with SEC rules. The number of RSUs, if any, that will be earned by the executive will depend on the actual performance level achieved by the Company for the applicable three-year performance period.

4 Amounts reported are based on the closing market price of our common stock as of December 30, 2016 ($30.24).

Option Exercises and Stock Vested

              The following table sets forth information with respect to the stock vested for each of the named executive officers during the fiscal year ended December 31, 2016. We do not have any outstanding options.

	Stock Awards[1]

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

David A. Helfand	38,980	1,146,402

Adam S. Markman	12,993	382,124

David S. Weinberg	12,993	382,124

Orrin S. Shifrin	12,993	382,124

1 The value realized upon vesting equals the closing market price of our common stock ($29.41) on the date of vesting (October 28, 2016) multiplied by the number of shares vested.

Potential Payments Upon Termination or Change in Control

              The LTIC Program awards granted to the named executive officers on January 26, 2016, the key terms of which are described above in the section entitled "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity Compensation," provide for the accelerated vesting of the awards in the event of certain terminations of employment or a change in control of the Company, as described below. The named executive officers are not entitled to receive any other severance payments or benefits upon a termination of employment or a change in control of the Company.

LTIC Program Awards – Restricted Shares

              If a named executive officer's employment with the Company is terminated (i) by the Company without "Cause," (ii) by the executive for "Good Reason," (iii) due to the executive's "Retirement," or (iv) due to the executive's death or "Disability" (as such terms are defined in the equity award agreements) (any such termination, a "Qualified Termination"), then the executive's unvested restricted shares will vest as of the date of termination on a pro rata basis, determined based on the number of days that the executive was employed by the Company during the four-year vesting period. If the executive's Qualified Termination occurs within twelve months after a "Change in Control" (as such term is defined in the equity awards agreements), in which the restricted shares are assumed by the acquirer or surviving entity in the Change in Control transaction, then the executive's unvested restricted shares will become fully vested on the date of termination.

              If a Change in Control occurs prior to the fourth anniversary of the grant date and while the executive is an employee of the Company, and the restricted shares are not assumed by the acquirer or surviving entity in the Change in Control transaction, then the executive's unvested restricted shares will become fully vested as of the date of the Change in Control.

LTIC Program Awards – RSUs

              If, during the performance period, the named executive officer's employment with the Company is terminated as a result of a Qualified Termination, then the number of RSUs that are earned by the executive will be determined at the end of the three-year performance period based on the achievement of the performance criteria. The executive's earned RSUs, if any, will become vested as of the date that the Compensation Committee determines the achievement of the performance criteria on a pro rata basis, determined based on the number of days that the executive was employed by the Company during the four-year period commencing on the first day of the performance period. If the executive's Qualified Termination occurs during the performance period and within twelve months after a Change in Control in which the RSUs are assumed by the acquirer or surviving entity in the Change in Control transaction, then any RSUs that become earned after the end of the three-year performance period will become fully vested as of the date the Compensation Committee determines the achievement of the performance criteria. With respect to any earned RSUs held by the named executive officer for which the performance period is complete but for which the additional vesting period is incomplete prior to the executive's Qualified Termination, such earned RSUs will become fully vested as of the date of the executive's Qualified Termination. The named executive officer will be issued one Common Share for each earned RSU that vests in accordance with the provisions described above, less applicable withholding taxes, as soon as practicable following the applicable vesting date (but in no event later than 60 days after such vesting date).

              If, during the performance period, a Change in Control occurs while the named executive officer is an employee of the Company and the RSUs are not assumed by the acquirer or the surviving entity in the Change in Control transaction, then the executive's RSUs will be deemed earned based on the actual level of achievement of the performance criteria measured as of the date of the Change in Control, as determined by the Compensation Committee based on the 40-day trailing average price per Common Share. Any such earned RSUs will be fully vested. With respect to any earned RSUs held by the executive for which the performance period is complete but for which the additional vesting period is incomplete, such earned RSUs will become fully vested as of the date of the Change in Control. The named executive officer will be issued one Common Share for each earned RSU that vests in accordance with the provisions described above, less applicable withholding taxes, on the date of the Change in Control.

Quantification of Payments

              The following table sets forth quantitative information with respect to potential payments to each of the named executive officers or their beneficiaries upon a termination of employment and/or a change in control of the Company in various circumstances as described above, assuming a termination of employment and/or a change in control of the Company occurred, in each case, on December 31, 2016. The amounts reported are based on the closing market price of our common stock as of December 30, 2016 ($30.24). The amounts included in the table below do not include amounts otherwise due and owing to each applicable named executive officer, such as salary or annual bonus earned to date, or payments or benefits generally available to all salaried employees of the Company.

Name	Qualified Termination Prior to Change in Control	Qualified Termination After Change in Control (Awards Assumed)[1]	Change in Control without Termination (Awards not Assumed)[2]	Change in Control without Termination (Awards Assumed)[3]

David A. Helfand

Restricted Shares – Value of Accelerated Vesting[4]	2,219,034	5,848,779	5,848,779	-

RSUs – Value of Accelerated Vesting[5]	4,290,777	9,481,676	8,667,273	-

Total	6,509,811	15,330,455	14,516,051	-

Adam S. Markman

Restricted Shares – Value of Accelerated Vesting[4]	810,987	2,148,522	2,148,522	-

RSUs – Value of Accelerated Vesting[5]	1,575,032	3,564,449	3,304,116	-

Total	2,386,019	5,712,971	5,452,638	-

David S. Weinberg

Restricted Shares – Value of Accelerated Vesting[4]	836,933	2,259,684	2,259,684	-

RSUs – Value of Accelerated Vesting[5]	1,627,713	3,790,161	3,372,032	-

Total	2,464,646	6,049,845	5,631,716	-

Orrin S. Shifrin

Restricted Shares – Value of Accelerated Vesting[4]	730,763	1,924,716	1,924,716	-

RSUs – Value of Accelerated Vesting[5]	1,412,161	3,110,063	2,837,207	-

Total	2,142,924	5,034,779	4,761,923	-

1 With respect to the amounts in the column entitled "Qualified Termination After Change in Control (Awards Assumed)," we assumed that the restricted shares and RSUs were assumed by the acquirer or surviving entity in the Change in Control transaction.

2 With respect to the amounts in the column entitled "Change in Control without Termination (Awards not Assumed)," we assumed that the restricted shares and RSUs were not assumed by the acquirer or surviving entity in the Change in Control transaction.

3 With respect to the amounts in the column entitled "Change in Control without Termination (Awards Assumed)," we assumed that the restricted shares and RSUs were assumed by the acquirer or surviving entity in the Change in Control transaction.

4 In the circumstance of a Qualified Termination prior to a Change in Control, the restricted shares will vest on a pro rata basis. Accordingly, for purposes of the "Qualified Termination Prior to Change in Control" column in the table above, we determined the number of restricted shares that will vest based on (x) the number of days that have elapsed from the beginning of the applicable performance period (October 28, 2014, January 28, 2015 and January 26, 2016, respectively) through December 31, 2016, compared to (y) the total number of days during the four-year period commencing on the first day of the performance period. The restricted shares constitute a "double-trigger" arrangement because the vesting of the restricted shares will not accelerate upon a Change in Control in which the restricted shares are assumed by the acquirer or surviving entity in the Change in Control transaction unless and until the named executive officer experiences a Qualified Termination within twelve months after such Change in Control. In connection with such a Qualified Termination, the restricted shares will become fully vested as of the date of termination. In the circumstance in which there is a Change in Control but no termination, and the restricted shares are not assumed by the acquirer or surviving entity in the Change in Control transaction, the restricted shares will become fully vested as of the date of the Change in Control.

5 For purposes of the "Qualified Termination Prior to Change in Control" and "Qualified Termination After Change in Control (Awards Assumed)" columns in the table above, we assumed that 50% of the RSUs granted to the executives on October 28, 2014, 40% of the RSUs granted to the executives on January 28, 2015 and 100% of the RSUs granted to the executives on January 26, 2016, respectively, will be earned at the end of the three-year performance period, which is the number of RSUs that the executives will earn if the target level of performance is achieved. The actual number of RSUs that would be earned in either of these circumstances will be determined at the end of the performance period based on the achievement of the performance criteria. The executives will earn between 0% and 100% of the RSUs depending on the achievement of the performance criteria. In the circumstance of a Qualified Termination prior to a Change in Control, the earned RSUs will vest on a pro rata basis. Accordingly, for purposes of the "Qualified Termination Prior to Change in Control" column, we determined the number of earned RSUs that will vest based on (x) the number of days that have elapsed from the beginning of the applicable performance period (October 28, 2014, January 28, 2015 and January 26, 2016, respectively) through December 31, 2016, compared to (y) the total number of days during the four-year period commencing on the first day of the performance period. The RSUs constitute a "double-trigger" arrangement because the vesting of the RSUs will not accelerate upon a Change in Control in which the RSUs are assumed by the acquirer or surviving entity in the Change in Control transaction unless and until the named executive officer experiences a Qualified Termination within twelve months after such Change in Control. In connection with such a Qualified Termination, earned RSUs will become fully vested. In the circumstance in which there is a Change in Control but no termination, and the RSUs are not assumed by the acquirer or surviving entity in the Change in Control transaction, the RSUs will be deemed earned based on the actual level of achievement of the performance criteria measured as of the date of the Change in Control and any earned RSUs will become fully vested. Assuming a Change in Control occurred on December 31, 2016 and performance was measured as of such date, the RSUs granted in 2014 and 2016 would be deemed earned between the threshold and target levels of performance and the RSUs granted in 2015 would be deemed earned between the target and maximum levels of performance.

TRUSTEE COMPENSATION

Overview of Trustee Compensation Program

              The terms of the compensation program for trustees of the Company, excluding Messrs. Zell and Helfand (collectively, the "Independent Trustees"), are as follows:

ANNUAL RETAINER

Cash	$60,000

Equity (restricted shares)	$100,000

Total:	$160,000

ADDITIONAL ANNUAL COMPENSATION

Lead Independent Trustee	$30,000

Audit Committee Chair	$20,000

Compensation Committee Chair	$15,000

Governance Committee Chair	$15,000

Audit Committee Member	$8,000

Compensation Committee Member	$6,000

Governance Committee Member	$6,000

Independent Special Litigation Committee Member	$6,000

              We will also reimburse Independent Trustees for travel expenses incurred in connection with their activities on our behalf.

              In lieu of the compensation for Independent Trustees described above, Mr. Zell, the Chairman of our Board of Trustees and our founder, is entitled to receive an annual grant of equity awards that generally have the same terms and conditions as the LTIC Program awards issued to the named executive officers pursuant to the LTIC Program. The equity awards consist 33% of awards subject to time-based vesting restrictions and 67% of awards subject to time-based and performance-based vesting restrictions. The LTIC Program awards issued will have a threshold, target and maximum value of $1,000,000, $2,000,000 and $4,000,000, respectively.

              Members of our Board who are also our employees do not receive any additional compensation for their services on the Board. Therefore, Mr. Helfand did not receive any additional compensation for his service on the Board beyond his compensation as an executive officer, described earlier in this Proxy Statement under the heading "Executive Officer Compensation."

Equity Awards Granted to Independent Trustees

              On June 15, 2016, the Compensation Committee approved the grant of 3,463 restricted Common Shares to each Independent Trustee in satisfaction of his or her annual equity retainer for fiscal year 2016. Each of these grants will vest on the first anniversary of the grant date of the award, subject to the Trustee's continued service as a Trustee throughout such period. All such restricted shares will fully vest upon a "Change in Control" (as such term is defined in the equity award agreements) or the death of the Trustee.

Equity Awards Granted to Sam Zell

              As noted above, in lieu of receiving the compensation paid to our Independent Trustees, Mr. Zell as a non-independent Trustee participates in the LTIC Program and is entitled to receive an annual grant of equity awards that generally have the same terms and conditions as the LTIC Program awards issued to our named executive officers. The Compensation Committee believes that Mr. Zell's participation in the LTIC Program is appropriate because it aligns his compensation with the long-term interests of our shareholders and in recognition of his ongoing extraordinary contributions to the Company. Mr. Zell brings a well-recognized brand value to the Company that comes from his more than fifty years of experience in the real estate business and his unparalleled role in the evolution of the REIT industry. In addition, Mr. Zell has a distinguished track record and reputation for successfully leading companies with a focus on corporate governance and proper alignment of management and shareholder interests. The success of the unprecedented vote by our shareholders to remove the prior board of trustees and elect our Board in 2014 can be attributed to, among other things, Mr. Zell and his leadership of the Company through an extraordinary time period. Mr. Zell's oversight and experience led to the successful founding of Equity Commonwealth as an internally-managed company. As the founder, Mr. Zell played an integral role in guiding the Company through its transition and the unusual process of building a new internally-managed company, aligning the interests of our shareholders with management, and assembling an experienced team of professionals to turn around what was an undervalued and under managed portfolio of disparate real estate assets. In 2016, Mr. Zell played an integral role in guiding the Company as it executed its business strategy, and helped the Company achieve the accomplishments described above in the section entitled "Compensation Discussion and Analysis – Overview of Company Performance During 2016." Mr. Zell has and will continue to play an instrumental role with the Company in the setting and execution of its strategy.

              On January 26, 2016, as compensation for his service as Chairman of the Board for the 2015-2016 term, the Compensation Committee approved the grant of LTIC Program awards to Mr. Zell consisting of 24,508 LTIC Shares and 49,759 LTIC RSUs, which is the number of LTIC RSUs that Mr. Zell will earn if the applicable performance measure is achieved at the target level. The actual number of LTIC RSUs that Mr. Zell will earn will be between 0% and 249.25% of the number of LTIC RSUs granted to him, depending on the achievement of the applicable performance criteria. The LTIC Shares represent 33% of Mr. Zell's target LTIC Program award and the LTIC RSUs represent 67% of his target LTIC Program award. Mr. Zell's LTIC Program awards generally have the same terms and conditions (including time and performance-based vesting conditions) as the LTIC Program awards granted to our named executive officers, as described above in the section entitled "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity Compensation," except that Mr. Zell's LTIC Shares and any earned LTIC RSUs (i) vest on a pro-rata basis if Mr. Zell's service terminates due to his death and (ii) vest in full if Mr. Zell dies or is no longer Chairman of the Board within 12 months of a "Change in Control" transaction (as such term is defined in Mr. Zell's equity award agreement) in which the awards are assumed by the acquirer or surviving entity in such a transaction. Based on the closing price per Common Share of $26.93 on January 26, 2016, the LTIC Shares had a value on the grant date of $660,000 for Mr. Zell. Based on the same closing price per Common Share, the number of LTIC RSUs that will be earned by Mr. Zell if the Company's performance is at the target had a value on the grant date of $1,340,010. Since the number of RSUs that will be earned by Mr. Zell, if any, will not be determined until the end of the three-year performance period, the actual value of the LTIC RSUs could be higher or lower than the foregoing target levels, depending on the Company's achievement of the applicable performance criteria.

              All of the equity grants to the trustees described above were made under the 2015 Omnibus Plan.

              The table below sets forth information regarding trustee compensation for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)

Sam Zell	-	2,590,650[1]	2,590,650

James Corl	66,000	100,011[2]	166,011

Martin Edelman	72,367	100,011[2]	172,378

Edward Glickman	68,000	100,011[2]	168,011

Peter Linneman	104,000	100,011[2]	204,011

James Lozier	66,000	100,011[2]	166,011

Mary Jane Robertson	80,000	100,011[2]	180,011

Kenneth Shea	75,000	100,011[2]	175,011

Gerald Spector	66,000	100,011[2]	166,011

James Star	68,633	100,011[2]	168,644

1 Represents the aggregate grant date fair value of the restricted shares and RSUs granted to Mr. Zell on January 26, 2016, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures for purposes of computing the value of the RSUs, and based on the assumptions described in Note 13 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016. The grant date fair value of the restricted shares ($660,000) is equal to the closing price per Common Share on the date of grant, $26.93, multiplied by the number of shares granted (24,508). The grant date fair value of the RSUs ($1,930,649) is based on a Monte Carlo simulation model, representing the number of RSUs that would be earned by Mr. Zell if the target level of performance is achieved (49,759), as such level of achievement represents the probable outcome as of the grant date. The number of RSUs that would be earned by Mr. Zell if the maximum level of performance is achieved is 124,025. The restricted shares represent 33% of Mr. Zell's target LTIC Program award and are subject to time-based vesting conditions, and the RSUs represent 67% of his target LTIC Program award and are subject to both time-based and performance-based vesting conditions. The RSUs awarded to Mr. Zell are fully at-risk, as he will earn between 0% and 249.25% of the RSUs based on the achievement of the applicable performance measure, as described above in the section entitled "Trustee Compensation – Equity Awards Granted to Sam Zell." As of December 31, 2016, Mr. Zell held 276,718 restricted shares and 637,066 RSUs in the aggregate. The restricted shares and RSUs granted to Mr. Zell, as a non-independent Trustee, generally have the same terms and conditions as the LTIC Program awards issued to our named executive officers.

2 Represents the aggregate grant date fair value of the 3,463 restricted shares awarded to Messrs. Corl, Edelman, Glickman, Linneman, Lozier, Shea, Spector and Star, and Ms. Robertson, on June 15, 2016, computed in accordance with FASB ASC Topic 718 and based on the assumptions described in Note 13 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016. The grant date fair value of the restricted shares is equal to the closing price per Common Share on the date of grant, $28.88, multiplied by the number of shares granted. These restricted shares vest on the first anniversary of the grant date of the award. As of December 31, 2016, each Independent Trustee held 3,463 restricted shares in the aggregate.

Stock Ownership Guidelines

              We believe that equity ownership by our trustees helps align their interests with our shareholders' interests. To that end, we have adopted formal stock ownership guidelines applicable to all of our trustees. On an annual basis, we evaluate the ownership status of the trustees. Pursuant to our Corporate Governance Guidelines, each non-employee trustee is required to own our securities equal in value to at least four times his or her annual base cash retainer. Each non-employee trustee has five years to comply with the ownership requirement and is required to hold shares at this level while serving in his or her position. Each non-employee trustee must retain all net securities (after payment of applicable taxes) earned from any equity award until the applicable stock ownership requirement is achieved. All of our non-employee trustees are in compliance with our stock ownership guidelines as of the date of this Proxy Statement.

Equity Awards Granted to Sam Zell in 2017

              Mr. Zell was offered, as a non-independent Trustee, the option to elect to receive, as compensation for his service as Chairman of the Board for the 2016-2017 term, LTIC Program awards in the form of LTIC Shares and LTIC RSUs or in the form of LTIP Units. Mr. Zell elected to receive his LTIC Program awards in the form of LTIP Units, which were granted under the 2015 Omnibus Plan. On January 24, 2017, the Compensation Committee approved the grant of LTIC Program awards to Mr. Zell consisting of 20,972 Time-Based LTIP Units and 42,580 Performance-Based LTIP Units, which is the number of Performance-Based LTIP Units that Mr. Zell will earn if the applicable performance measure is achieved at the target level. The actual number of Performance-Based LTIP Units that Mr. Zell will earn will be between 0% and 249.25% of the number of Performance-Based LTIP Units granted to him, depending on the achievement of the applicable performance criteria. The Time-Based LTIP Units represent 33% of Mr. Zell's target LTIC Program award and the Performance-Based LTIP Units represent 67% of his target LTIC Program award. Mr. Zell's LTIC Program awards generally have the same terms and conditions (including time and performance-based vesting conditions) as the LTIC Program awards granted to our named executive officers, as described above in the section entitled "Compensation Discussion and Analysis – 2017 Compensation Actions – 2016 LTIC Program Awards," except that Mr. Zell's Time-Based LTIP Units and any earned Performance-Based LTIP Units (i) vest on a pro-rata basis if Mr. Zell's service terminates due to his death and (ii) vest in full if Mr. Zell dies or is no longer Chairman of the Board within 12 months of a "Change in Control" transaction (as such term is defined in Mr. Zell's equity award agreement) in which the awards are assumed by the acquirer or surviving entity in such a transaction. Based on the closing price per Common Share of $31.47 on January 24, 2017, the Time-Based LTIP Units granted to Mr. Zell had a value on the grant date of $659,989. Based on the same closing price per Common Share, the number of Performance-Based LTIP Units that will be earned by Mr. Zell if the Company's performance is at the target had a value on the grant date of $1,339,993. Since the number of Performance-Based LTIP Units that will be earned by Mr. Zell, if any, will not be determined until the end of the three-year performance period, the actual value of the Performance-Based LTIP Units could be higher or lower than the foregoing target levels, depending on the Company's achievement of the applicable performance criteria.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              Unless otherwise indicated, the information set forth below is as of April 12, 2017, the record date for the Annual Meeting. The following table sets forth information regarding the beneficial ownership of our common shares (excluding any fractional shares that may be beneficially owned by such persons) by: (1) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common shares; and (2) each of our named executive officers, each of our trustees, and our executive officers and trustees as a group. Unless otherwise indicated, the address of each identified person or entity is: c/o Equity Commonwealth, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. Also, unless otherwise indicated, we believe that each owner named below has sole voting and investment power for all our common shares shown to be beneficially owned by that person or entity. Except as set forth below, as of April 12, 2017, we do not know of any outstanding rights to acquire our shares of the type specified in Rule 13d-3(d)(1) under the Exchange Act with respect to any of the beneficial owners set forth below.

Name and Address of Beneficial Owner	Number of Shares and Units (1)	Percent of All Shares (2)	Percent of All Shares and Units(3)
Beneficial Owners of More Than 5% of Our Common Shares
The Vanguard Group(4)	19,085,693	15.38%	15.38%
BlackRock, Inc.(5)	7,843,639	6.32%	6.32%
T. Rowe Price Associates, Inc. (6)	7,439,847	6.00%	5.99%
Executive Officers
David Helfand(7)	470,069	*	*
Adam S. Markman(8)	108,145	*	*
David S. Weinberg	115,623	*	*
Orrin S. Shifrin	93,314	*	*
Trustees
Sam Zell(9)	297,690	*	*
James S. Corl	17,628	*	*
Martin L. Edelman	16,919	*	*
Edward A. Glickman	17,628	*	*
Peter Linneman	17,628	*	*
James L. Lozier, Jr.	17,628	*	*
Mary Jane Robertson	16,919	*	*
Kenneth Shea	17,628	*	*
Gerald A. Spector	16,919	*	*
James A. Star(10)	53,750	*	*
All Current Executive Officers And Trustees As A Group (fourteen persons)	1,277,488	1.03%	1.03%

* Less than 1% of our common shares.

1 Our Charter and bylaws place restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our shares. Numbers include all outstanding Time-Based LTIP Units and excludes the grants of Performance-Based LTIP Units described above in "Compensation Discussion and Analysis."

2 The percentages indicated are based upon the number of shares held by the officer or trustee divided by the approximately 124,064,195 of our common shares outstanding as of April 12, 2017.

3 The percentages indicated are based upon the number of shares and Time-Based LTIP Units held by the officer or trustee divided by the approximately 124,103,559 of our common shares and Time-Based LTIP Units outstanding as of April 12, 2017.

4 This information is as of December 31, 2016, and is based on a Schedule 13G/A (the "Vanguard Group 13G") filed with the SEC on March 9, 2017, by The Vanguard Group ("Vanguard Group") and a Schedule 13G/A (the "Vanguard REIT Fund 13G") filed with the SEC on February 13, 2017, by Vanguard Specialized Funds – Vanguard REIT Index Fund ("Vanguard REIT Fund"). According to the Vanguard Group 13G and the Vanguard REIT Fund 13G, the address of each of Vanguard Group and Vanguard REIT Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard Group reports aggregate beneficial ownership of 19,085,693 common shares, with sole power to vote 239,227 common shares, shared power to vote 147,444 common shares, sole power to dispose of 18,870,282 common shares and shared power to dispose of 215,411 common shares. Vanguard Group reports that it is the parent holding company for certain subsidiaries that have acquired our common shares and that are listed in the Vanguard Group 13G. Vanguard REIT Fund reports aggregate beneficial ownership of 9,055,740 common shares, with sole power to vote all 9,055,740 common shares. However, the 9,055,740 common shares reported as beneficially owned by Vanguard REIT Fund in the Vanguard REIT Fund 13G are also reported as beneficially owned by Vanguard Group in the Vanguard Group 13G and therefore are not separately listed in this table of beneficial ownership.

5 This information is as of December 31, 2016, and is based solely on a Schedule 13G/A filed with the SEC on January 24, 2017, by BlackRock, Inc. ("BlackRock"). Based on the information provided in that Schedule 13G/A, the address of BlackRock is 55 East 52nd Street, New York, New York 10055. BlackRock reports beneficial ownership of 7,843,639 common shares, sole power to vote 7,155,192 common shares and sole power to dispose of 7,843,639 common shares. BlackRock reports that it is the parent holding company for certain subsidiaries that have acquired our common shares and that are listed in that Schedule 13G/A.

6 This information is as of December 31, 2016, and is based solely on a Schedule 13G/A filed with the SEC on February 7, 2017, by T. Rowe Price Associates, Inc. ("T. Rowe Price"). Based on the information provided in that Schedule 13G/A, the address of T. Rowe Price is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price reports beneficial ownership of 7,439,847 common shares, sole power to vote 1,439,193 common shares and sole power to dispose of all 7,439,847 common shares.

7 Includes 290 common shares held by EGI-CW Holdings, L.L.C. ("EGI-CW"). Mr. Helfand is a member of EGI-Fund (14-16) Investors, L.L.C. ("EGI-Fund (14-16)"), which is a member of EGI-CW. These 290 common shares represent only the number of shares in which Mr. Helfand has a pecuniary interest in accordance with his proportionate interest in EGI-Fund (14-16).

8 Includes 14,041 Time-Based LTIP Units held by The Adam and Sarah Markman Trust, of which the reporting person is the co-trustee and a beneficiary.

9 Includes 20,972 Time-Based LTIP Units. Excludes 2,584,300 shares that are held by EGI-CW Holdings, L.L.C. ("EGI-CW"), which is indirectly controlled by Chai Trust Company, LLC ("Chai"). Two entities, in which trusts established for the benefit of Mr. Zell's family, the trustee of each of which is Chai, indirectly own interests, are members of EGI-CW. Mr. Zell is not an officer or a director of Chai and does not have voting or dispositive power over the shares, and therefore disclaims beneficial ownership thereof, except to the extent of any pecuniary interest therein indirectly held by his family.

10 Excludes 246,702 shares held by Crown Investment Series LLC – Series 45 ("Crown Series 45"), in which trusts established for the benefit of Mr. Star's wife and children indirectly own interests. Crown Series 45 is indirectly controlled by Longview Asset Management LLC, of which Mr. Star is President and Chief Executive Officer. Mr. Star disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

              Executive officers, trustees and certain persons who own more than 10% of our outstanding common shares are required by Section 16(a) of the Exchange Act and related regulations:

  •
  to file reports of their ownership of such common shares with the SEC; and

  •
  to furnish us with copies of the reports.

              Based solely upon a review of Forms 3 and 4 and amendments thereto and written representations furnished to us, no person who at any time during the most recent fiscal year was a trustee, officer, or beneficial owner or more than 10% of any class of our equity securities failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Transactions with Related Persons

              Our Code of Business Conduct and Ethics prohibits trustees and executive officers from engaging in transactions that may result in a conflict of interest with us. However, the Code of Business Conduct and Ethics allows exceptions to this prohibition, but only if a majority of the disinterested trustees approves the transaction or the transaction has otherwise been approved pursuant to our Related Party Transaction Policy. According to our Related Party Transaction Policy and our Audit Committee's charter, our Audit Committee must review any transaction involving a trustee, officer or 5% shareholder that may create a conflict of interest. The Audit Committee must either approve or reject the transaction or refer the transaction to the full Board, excluding any interested trustees.

              Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website, www.eqcre.com.

Related Person Transactions

Two North Riverside Plaza Joint Venture Limited Partnership

              Effective July 20, 2015, we entered into a lease with Two North Riverside Plaza Joint Venture Limited Partnership, an entity associated with Mr. Zell, our Chairman, to occupy office space on the twentieth and twenty-first floors of Two North Riverside Plaza in Chicago, Illinois (the "20th/21st Floor Office Lease"). The initial term of the lease is approximately five years, with one 5-year renewal option. The lease payment is approximately $0.5 million for the initial year and $0.8-$0.9 million annually thereafter. This lease was approved by the Audit Committee on June 16, 2015. We have completed improvements to the office space utilizing the $0.7 million tenant improvement allowance pursuant to the lease.

              In connection with the 20th/21st Floor Office Lease, effective February 1, 2016, we entered into a lease with Two North Riverside Plaza Joint Venture Limited Partnership for storage space in the basement of Two North Riverside Plaza. The lease expires December 31, 2020; however, each party has the right to terminate on 30 days' prior written notice.

Related and Corvex

              On June 10, 2014, our Audit Committee and Board recommended to shareholders the reimbursement of $33.5 million of expenses incurred by Related Fund Management, LLC ("Related") and Corvex Management LP ("Corvex") since February 2013 in connection with their consent solicitations to remove the trustees on the Company's Board prior to that time, to elect our new Board of Trustees and to engage in related litigation (the "Reimbursement Proposal"). At the time the Reimbursement Proposal was recommended by our Board for approval by our shareholders, Related and Corvex each owned approximately 4.4%, or approximately 8.8% in the aggregate, of our common shares. Because the aggregate ownership of Related and Corvex was more than 5% of our outstanding common shares at the time, approval of the payment of the requested reimbursement to them would constitute a "related party transaction" under our Related Party Transactions Policy and our Audit Committee Charter, which require that the Audit Committee review any transaction involving an owner of more than 5% of our outstanding common shares and either approve or reject the transaction or refer the transaction to the full Board. Both our Audit Committee and our Board reviewed the Reimbursement Proposal and reached the unanimous conclusion that the Reimbursement Proposal was reasonable and fair to the Company's shareholders and recommended that shareholders approve the Reimbursement Proposal.

              On July 31, 2014, at our 2014 annual meeting of shareholders, our shareholders voted to approve the Reimbursement Proposal, subject to certain limitations. During 2014, in accordance with our shareholders' approval, we paid approximately $16.7 million of the $33.5 million approved for reimbursement. Approximately $8.4 million was to be reimbursed only if the average closing price of our common shares was at least $26.00 (as adjusted for any share splits or share dividends) during the one year period after the date on which the reimbursement was approved by shareholders, and the remaining amount up to $8.4 million was to be reimbursed only if the average closing price of our common shares was at least $26.00 (as adjusted for any share splits or share dividends) during the one year period between the first and second anniversaries of the date on which the reimbursement was approved by shareholders. The average closing price of our common shares was at least $26.00 during both the first and second one year periods after the date on which the reimbursement was approved by shareholders, and as a result, in August 2016 and 2015 we paid an $8.2 million final payment and $8.4 million, respectively, to Related and Corvex.

Indemnification

              The Maryland statute governing a REIT formed under the laws of Maryland, or the Maryland REIT law, permits a Maryland REIT to include in its charter a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for (a) liability resulting from actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established in a judgment or other final adjudication as being material to the cause of action. Our Charter contains such a provision that allows us to eliminate the liability of our trustees and officers to the maximum extent permitted by Maryland law.

              The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

              However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses.

              In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

              Our Charter and bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify and to pay, reimburse or advance reasonable expenses to:

  •
  any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a trustee or officer of our company and at our request, serves or has served as a trustee, officer or partner of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

              Our Charter and bylaws also permit us, with the approval of our Board, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Our bylaws specify that any indemnification or payment or reimbursement of the expenses as described above will be made in accordance with the procedures provided by the MGCL for directors of Maryland corporations.

 MISCELLANEOUS

Other Matters to Come Before the Annual Meeting

              No other matters are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the meeting, however, the persons named in the proxy card will vote all proxies solicited by this Proxy Statement as recommended by the Board, or, if no such recommendation is given, in their own discretion.

Shareholder Proposals and Nominations for the 2018 Annual Meeting of Shareholders

              Shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at our 2018 annual meeting of shareholders must be received at our principal executive offices on or before December 22, 2017, in order to be considered for inclusion in our proxy statement for our 2018 annual meeting of shareholders, provided that if we hold our 2018 annual meeting on a date that is more than 30 days before or after June 20, 2018, shareholders must submit proposals for inclusion in our 2018 proxy statement within a reasonable time before we begin to print our proxy materials. Under Rule 14a-8, we are not required to include shareholder proposals in our proxy materials unless conditions specified in the rule are met.

              In addition, any shareholder who wishes to propose a nominee to the Board or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board and the proposal of business to be considered by the shareholders for the 2018 annual meeting must be received no earlier than November 22, 2017 and no later than 5:00 p.m., Central Time, December 22, 2017. However, in the event that the 2018 annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the Annual Meeting, notice by the shareholder to be timely must be received no earlier than the 150th day prior to the date of the meeting and not later than 5:00 p.m., Central Time, on the later of the 120th day prior to the date of the meeting or the tenth day following the date of the first public announcement of the meeting.

Householding of Annual Meeting Materials

              Some banks, brokers and other record holders of our common shares may participate in the practice of "householding" proxy statements, annual reports and Notices of Internet Availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement, annual report or Notice of Internet Availability may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of any of those documents to you if you write to us at Investor Relations, Equity Commonwealth, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, or call us at (312) 646-2801. If you want to receive separate copies of our proxy statement, annual report or Notice of Internet Availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 20, 2017

              This Proxy Statement and our 2016 Annual Report are available on our website at www.eqcre.com. In addition, our shareholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand.

              Additional copies of this Proxy Statement and our Annual Report will be furnished to our shareholders upon written request to the Corporate Secretary at the mailing address for our executive offices set forth on the first page of this Proxy Statement. If requested by eligible shareholders, we will provide copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2016, as amended, for a reasonable fee.

By Order of the Board of Trustees

Orrin S. Shifrin Executive Vice President, General Counsel and Secretary

Chicago, Illinois
April 21, 2017

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 20, 2017. EQUITY COMMONWEALTH You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of EQUITY COMMONWEALTH TWO NORTH RIVERSIDE PLAZA SUITE 2100 CHICAGO, IL 60606 the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. proxy materials and voting instructions. E24520-P91876 See the reverse side of this notice to obtain Meeting Information Meeting Type:Annual Meeting For holders as of:April 12, 2017 Date: June 20, 2017Time: 1:00 p.m. Central Time Location: Two North Riverside Plaza Chicago, IL 60606

Before You Vote How to Access the Proxy Materials Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line. How To Vote Please Choose One of the Following Voting Methods marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. E24521-P91876 Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Proxy Materials AAvvaaiillaabbllee ttooVVIEIEWWoorrRREECCEEIVIVEE: : ANNUAL REPORTPROXY STATEMENT How to View Online: following page) and visit: www.proxyvote .com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before June 6, 2017 to facilitate timely delivery.

Our Board of Trustees Recommends You Vote "FOR" the Nominees for Trustee in Proposal 1, "FOR" Proposal 2, "ONE YEAR" for Proposal 3, and "FOR" Proposal 4. 1. To elect the nominees named in our proxy statement to our Board of Trustees 01) Sam Zell 02) James S. Corl 03) Martin L. Edelman 04) Edward A. Glickman 05) David Helfand 06) Peter Linneman 07) James L. Lozier, Jr. 08) Mary Jane Robertson 09) Kenneth Shea 10) Gerald A. Spector 11) James A. Star Our Board recommends you vote "FOR" Proposal 1. 2. To approve, on a non-binding advisory basis, the compensation of our named executive officers. Our Board recommends you vote "FOR" Proposal 2. 3. To select, on a non-binding advisory basis, the frequency with which the advisory vote on executive compensation should be held. Our Board recommends you vote "ONE YEAR" for Proposal 3. 4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Our Board recommends you vote "FOR" Proposal 4. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. E24522-P91876 Voting Items

AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 19, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. EQUITY COMMONWEALTH TWO NORTH RIVERSIDE PLAZA SUITE 2100 CHICAGO, IL 60606 AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 19, 2017. Have your proxy card in hand when you call and then follow the instructions. AUTHORIZE YOUR PROXY BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Equity Commonwealth, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Equity Commonwealth in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically by e-mail or over the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E24514-P91876 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. EQUITY COMMONWEALTH Our Board of Trustees Recommends You Vote “FOR” the Nominees for Trustee in Proposal 1, “FOR” Proposals 2 and 4, and "One Year" for Proposal 3. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ! ! ! 1. To elect the nominees named in our proxy statement to our Board of Trustees 01) Sam Zell 02) James S. Corl 03) Martin L. Edelman 04) Edward A. Glickman 05) David Helfand 06) Peter Linneman 07) James L. Lozier, Jr. 08) Mary Jane Robertson 09) Kenneth Shea 10) Gerald A. Spector 11) James A. Star Our Board recommends you vote "FOR" Proposal 1. 2. To approve, on a non-binding advisory basis, the compensation of our named executive officers. For Against Abstain 4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Our Board recommends you vote "FOR" Proposal 4. For Against Abstain ! ! ! ! ! ! Our Board recommends you vote "FOR" Proposal 2. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE NOMINEES FOR TRUSTEE IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 4, AND "ONE YEAR" FOR PROPOSAL 3. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. 3. To select, on a non-binding advisory basis, the One frequency with which the advisory vote on Year executive compensation should be held. Two Years Three Years Abstain ! ! ! ! Our Board recommends you vote "ONE YEAR" for Proposal 3. ! For address changes, please check this box and write them on the back where indicated. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer, indicating title. If a partnership, please sign in partnership name by authorized person indicating title.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

EQUITY COMMONWEALTH ANNUAL MEETING OF SHAREHOLDERS June 20, 2017, 1:00 p.m., Central Time Two North Riverside Plaza Chicago, IL 60606 E24515-P91876 EQUITY COMMONWEALTH Two North Riverside Plaza, Suite 2100 Chicago, IL 60606 Proxy Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the Equity Commonwealth annual meeting of shareholders, including our annual report and proxy statement are available on the internet. This proxy is solicited on behalf of the Board of Trustees of Equity Commonwealth. The undersigned shareholder of Equity Commonwealth, a Maryland real estate investment trust, or the Company, hereby appoints David Helfand and Orrin S. Shifrin, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of shareholders of the Company to be held at Two North Riverside Plaza, Chicago, IL 60606 on June 20, 2017, at 1:00 p.m. Central Time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting of shareholders and of the accompanying proxy statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE NOMINEES FOR TRUSTEE IN PROPOSAL 1, “FOR” PROPOSAL 2, "ONE YEAR" FOR PROPOSAL 3, AND "FOR" PROPOSAL 4. ADDITIONALLY, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES, IN THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. See reverse for voting instructions. (If you noted any Address Changes above, please mark the corresponding box on the reverse side.) V.1.1 Address Changes: